UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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STAG Industrial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2017

To our stockholders:

You are cordially invited to attend the 2017 annual meeting of the stockholders of STAG Industrial, Inc., a Maryland corporation, at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on May 1, 2017, at 1:30 p.m., local time.  At the meeting, stockholders will consider and vote on the following matters:

1.              the election of seven directors to hold office until our 2018 annual meeting of stockholders and until his successor has been duly elected and qualifies;

2.              the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

3.              the approval, by non-binding vote, of our executive compensation.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you own shares of our common stock as of the close of business on March 6, 2017, you can vote those shares by proxy or at the meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the internet.  On or about March 22, 2017, we expect to mail our stockholders either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the notice of internet availability of proxy materials (the “Notice”) or (ii) the Notice only, each in connection with the solicitation of proxies by the board of directors for use at the annual meeting and any adjournments or postponements thereof.  If you received only the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein.  The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting.  You may authorize your proxy to vote your shares over the internet as described in the Notice.  Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided.  You also may vote by telephone as described in your proxy card.  If you vote your shares over the internet, by mail or by telephone before the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

By order of the board of directors:

JEFFREY M. SULLIVAN Executive Vice President, General Counsel and Secretary

Boston, Massachusetts

March 22, 2017

STAG INDUSTRIAL, INC.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:                                   Why did I receive a notice of internet availability of proxy materials?

A:                                   The board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on Monday, May 1, 2017, at 1:30 p.m., local time.  Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the internet.  On or about March 22, 2017, we are mailing to our stockholders of record on March 6, 2017, either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the notice of internet availability of proxy materials (the “Notice”), or (ii) the Notice only.  The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting.  You do not need to attend the annual meeting in person in order to vote.

Q:                                   When was the Notice mailed?

A:                                   The Notice was mailed to stockholders beginning on or about March 22, 2017.

Q:                                   Who is entitled to vote?

A:                                   All common stockholders of record as of the close of business on March 6, 2017, the record date, are entitled to vote at the annual meeting.

Q:                                   What is the quorum for the meeting?

A:                                   A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding.  No business may be conducted at the meeting if a quorum is not present. As of the record date, 82,186,530 shares of common stock were issued and outstanding.  If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 6, 2017.  Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:                                   How many votes do I have?

A:                                   You are entitled to one vote for each whole share of common stock you held as of the record date.  Our stockholders do not have the right to cumulate their votes for directors.

Q:                                   What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:                                   If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares.  The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the internet.

Q:                                   How do I vote?

A:                                   Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the internet as described in the Notice.  Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided.  You also may authorize your proxy to vote your shares by telephone as described in your proxy card.  Authorizing your proxy over the internet, by mailing a proxy card or by telephone, will not limit your right to attend the annual meeting and vote your shares in person.  Your proxy (the individual named in your proxy card) will vote your shares per your instructions.

Q:                                   How do I vote my shares that are held by my broker?

A:                                   If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you.  Most brokers allow you to authorize your proxy by mail, telephone and on the internet.  If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:                                   What am I voting on?

A:                                   You will be voting on:

•                  Proposal 1: the election of seven directors to hold office until our 2018 annual meeting of stockholders and until his successor has been elected and qualifies;

•                  Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for year ending December 31, 2017; and

•                  Proposal 3: the approval, by non-binding vote, of our executive compensation.

In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:                                   What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors

The election of the director nominees must be approved by a plurality of the votes cast. However, any nominee for director must submit a written resignation offer to the board of directors within two weeks after our certification of the stockholder vote, if the nominee received a greater number of votes “withheld” from his or her election than votes “for” his or her election. See “Majority Vote Policy” below.

	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.

	Proposal 3: Advisory Vote on Executive Compensation	Advisory vote approving executive compensation requires a majority of the votes cast.

Q:                                   How are abstentions and broker non-votes treated?

A:                                   If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares.  A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the approval of our executive compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.  However, your broker does not have discretionary authority to vote on the election of directors or on the advisory vote approving our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.  For purposes of the election of directors and the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  For purposes of the vote on Proposal 2, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Important:  Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, pursuant to NYSE Rule 452, their shares will not be voted in connection with the election of directors or the proposal on our executive compensation.  Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:                                   Will there be any other items of business on the agenda?

A:                                   The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors.  If any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:                                   What happens if I submit my proxy without providing voting instructions on all proposals?

A:                                   Proxies properly submitted via the internet, mail or telephone will be voted at the annual meeting in accordance with your directions.  If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted as follows:

•                  if you are a stockholder of record, to elect (FOR) each of the director nominees listed in “Proposal 1—Election of Directors;” if you are a beneficial owner whose shares are held of record by a broker, a broker non-vote will occur;

•                  if you are a stockholder of record or if you are a beneficial owner whose shares are held of record by a broker, in favor of (FOR) “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm;” and

•                  if you are a stockholder of record, in favor of (FOR) “Proposal 3—Advisory (Non-Binding) Vote Approving Executive Compensation;” if you are a beneficial owner whose shares are held of record by a broker, a broker non-vote will occur.

Q:                                   Will anyone contact me regarding this vote?

A:                                   No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors at any time if we deem them necessary.  Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:                                   Who has paid for this proxy solicitation?

A:                                   We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders.  Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities.  We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners.  We will reimburse such holders for their reasonable expenses.

Q:                                   May stockholders ask questions at the annual meeting?

A:                                   Yes.  There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:                                   How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.”  Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions.  This procedure provides extra convenience for stockholders and cost savings for companies.

Our company and some brokers, banks or other agents may be householding our proxy materials.  A single Notice and, if applicable, a single set of our proxy materials, including the proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process.  Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a single set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered.  To receive a separate copy of the Notice and, if applicable, our proxy materials, you may send a written request to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.  In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

Q:                                   What does it mean if I receive more than one Notice?

A:                                   It means that you have multiple accounts at the transfer agent or with brokers.  Please submit all of your proxies over the internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:                                   Can I change my vote after I have voted?

A:                                   Yes.  Proxies properly submitted over the internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting.  A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person.  Attendance at the meeting will not by itself constitute revocation of a proxy.  If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:                                   Can I find additional information on the company’s website?

A:                                   Yes.  Our website is www.stagindustrial.com.  Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, our stock ownership guidelines, charters of our board committees and reports that we file with the SEC.  A copy of our corporate governance guidelines, our code of business conduct and ethics, our stock ownership guidelines and each of the charters of our board committees may be obtained free of charge by writing to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.

PROPOSAL 1:  ELECTION OF DIRECTORS

The board of directors currently consists of seven members with directors serving one-year terms and until their successors are duly elected and qualified.  The term for each director expires at each annual meeting of stockholders.  At the 2017 annual meeting, seven directors will be elected to serve until the 2018 annual meeting and until their successors are duly elected and qualified.  The board of directors has nominated the following current directors (the “Nominees”) to serve as directors: Benjamin S. Butcher, Virgis W. Colbert, Jeffrey D. Furber, Larry T. Guillemette, Francis X. Jacoby III, Christopher P. Marr and Hans S. Weger.  The board of directors anticipates that each Nominee will serve, if elected, as a director.  However, if anyone nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

The board of directors recommends a vote FOR each Nominee.

Snapshot of Board Composition

The table below presents a snapshot of the expected composition of the board of directors.

Total number of directors	7
Percentage of independent directors	86%
Average age of independent directors	59
Average tenure of directors (years)	5.6
Lead independent director	Yes
Percentage of directors with CEO experience	57%
Percentage of directors with CFO experience	57%
Percentage of audit committee members designated as “audit committee financial experts”	100%

Snapshot of Corporate Governance Practices

The table below presents a snapshot of other corporate governance policies.

Annual election of directors	Yes
Majority voting for the election of directors	Yes
Regular executive sessions of independent directors	Yes
Annual board and committee self-evaluations, assisted by outside counsel	Yes
Code of Business Conduct and Ethics for employees and directors	Yes
Stock ownership guidelines for executive officers	Yes
Stock ownership guidelines for directors	Yes
Anti-hedging and anti-pledging policies	Yes
No stockholder rights plan without shareholder approval or ratification	Yes

Director Nominees for Election to Term Expiring 2018

The following tables and biographical descriptions set forth certain information with respect to each Nominee for election as a director at the annual meeting.

Director Nominees	Age	Principal Occupation	Director Since
Benjamin S. Butcher	63	Chief Executive Officer, President and Chairman	2010
Virgis W. Colbert	77	Former Executive Vice President of Miller Brewing Company	2014
Jeffrey D. Furber	58	Chief Executive Officer of AEW Capital Management	2011
Larry T. Guillemette	61	Chairman, Chief Executive Officer and President of Amtrol Inc.	2011
Francis X. Jacoby III	55	Chief Financial Officer of Leggat McCall Properties, LLC	2011
Christopher P. Marr	52	Chief Executive Officer and Trustee of CubeSmart	2012
Hans S. Weger	53	Former Chief Financial Officer of Focus Brands Inc.	2011

Benjamin S. Butcher Chief Executive Officer, President and Chairman of the Board Committees: • Investment (Chair)

Mr. Butcher has served as our chief executive officer, president and chairman of the board of directors since 2010.  Prior to the formation of our company, Mr. Butcher oversaw the growth of our predecessor business, serving as a member of the board of managers of STAG Capital Partners, LLC, STAG Capital Partners III, LLC, and their affiliates from 2003 to 2011.  From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology.  From 1997 to 1998, Mr. Butcher served as a director at Credit Suisse First Boston, where he sourced and executed transactions for the principal transactions group (real estate debt and equity).  Prior to that, he served as a director at Nomura Asset Capital from 1993 to 1997, where he focused on marketing and business development for its commercial mortgage-backed securities group.  Mr. Butcher serves as a member of the board of trustees and a member of the audit committee and compensation committee of Washington Real Estate Investment Trust (NYSE:WRE), an owner of office, multi-family and retail properties in the greater Washington, D.C. metropolitan area.  Mr. Butcher holds a Bachelor of Arts degree from Bowdoin College and a Master of Business Administration degree from the Tuck School of Business at Dartmouth.  In light of his extensive company-specific operational, finance and market experience, his leadership abilities, and his expertise in the acquisition, ownership and management of single-tenant industrial properties, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Butcher to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Virgis W. Colbert Independent Director Committees: • Compensation • Nominating and Corporate Governance

Mr. Colbert served in a variety of key leadership positions with Miller Brewing Company from 1979 until his retirement in 2005, including executive vice president of worldwide operations from 1997 to 2005 and senior vice president of operations from 1993 to 1997.  As executive vice president, Mr. Colbert was responsible for plant operations, international operations, brewing, research and quality assurance, engineering, procurement, order production/planning and logistics.  Since his retirement, he continues to serve as a senior advisor to MillerCoors LLC.  In addition, Mr. Colbert currently serves on the board of New Senior Investment Group Inc. (NYSE: SNR), a senior housing real estate investment trust, and on the boards of The Nasdaq Stock Market LLC and several affiliates.  Mr. Colbert also serves on the board of the Hutchins Center for African & African American Research at Harvard University (since 2013).  He previously served on the boards of Lorillard, Inc. from 2008 to 2015 (including as lead director from 2013 to 2015), The Hillshire Brands Company (formerly known as Sara Lee Corporation) from 2006 to 2013, Bank of America Corp. (NYSE:BAC) from 2008 to 2013, Merrill Lynch & Co., Inc. from 2006 to 2008, Stanley Black & Decker from 2003 to 2012 and The Manitowoc Company, Inc. from 2002 to 2012.  He is the former chairman and current chairman emeritus of the board for the Thurgood Marshall College Fund, and the former chairman of the board for Fisk University.  Mr. Colbert received Honorary Doctor of Humane Letters degrees from Fisk University in 2005 and from Kentucky State University in 2001.  He holds a Bachelor of Science degree from Central Michigan University.  In light of his extensive public company board and corporate governance experience and his significant operational experience including addressing logistics, plant operations and other issues common to our tenants, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Colbert to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Jeffrey D. Furber Independent Director Committees: • Compensation (Chair) • Investment

Mr. Furber serves as the chief executive officer of AEW Capital Management (“AEW”), a real estate investment management company, and the chairman of AEW Europe, where he has oversight responsibility for all of AEW’s operating business units in the United States, Europe and Asia.  Mr. Furber also chairs AEW’s management committee, which is responsible for the firm’s strategic direction and for managing the firm’s resources, and is a member of the firm’s investment committees and investment policy group.  Prior to joining AEW in 1997, Mr. Furber served as managing director of Winthrop Financial Associates, a wholly-owned subsidiary of Apollo Advisors, and served as president of Winthrop Management.  In these capacities, he was responsible for acquisitions, asset management and capital markets activity, including the sourcing of equity and mezzanine debt investments.  In addition, Mr. Furber currently serves on the board of The Howard Hughes Corporation (NYSE: HHC).  Mr. Furber holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Harvard Business School.  In light of his significant leadership, corporate governance, capital markets and real estate industry experience, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Furber to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Larry T. Guillemette Lead Independent Director Committees: • Audit • Compensation

Mr. Guillemette has served as chairman of the board of directors, chief executive officer and president of Amtrol Inc., a multi-national pressure vessel manufacturer (“Amtrol”), since 2006.  Mr. Guillemette also served as executive vice president and chief financial officer of Amtrol from 2000 to 2006 and as executive vice president of marketing and business development from 1998 to 2000.  Prior to joining Amtrol, Mr. Guillemette served as chief executive officer and president of Balcrank Products, Inc., a manufacturer of lubrication equipment for the automotive service market and other industrial product lines from 1991 to 1998.  From 1990 to 1991, he served as senior vice president and senior financial officer of The O’Connor Group, a real estate investment, management and development firm.  Prior to that, from 1986 to 1990, Mr. Guillemette served as a vice president for Hampton Partners/G.M. Cypres & Co., Inc., an investment banking partnership.  From 1979 to 1986, Mr. Guillemette served in various management positions with units of the Henley Group and its predecessors, including Allied-Signal, The Signal Companies and Wheelabrator-Frye.  Mr. Guillemette holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Tuck School of Business at Dartmouth.  In light of his extensive leadership experience through his senior officer and director positions and his accounting and real estate experience, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Guillemette to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Francis X. Jacoby III Independent Director Committees: • Investment • Nominating and Corporate Governance

Since 2016, and from 1995 to 2001, Mr. Jacoby has served as executive vice president and chief financial officer of Leggat McCall Properties, LLC, a real estate project and development manager.  From 2013 to 2016, Mr. Jacoby served as an independent consultant providing real estate finance, development and disposition related services.  From 2008 to 2013, he served as president of Kensington Investment Company, Inc., the wealth management office for a family that owns travel-related businesses and passenger ships and makes investments in real estate, private equity and venture capital.  In addition, in 2012, Mr. Jacoby served as the chief financial officer of Grand Circle Corporation, an affiliate of Kensington Investment Company, Inc.  From 2001 to 2008, Mr. Jacoby served as the senior vice president and chief financial officer for GID Investment Advisers LLC, a family wealth management office whose primary focus is developing, acquiring and managing apartment communities, suburban office properties and flex industrial business parks throughout the United States for its own account and for joint ventures with institutional investors.  From 1983 to 1995, Mr. Jacoby held a variety of senior management positions in the acquisitions, asset management and finance departments of Winthrop Financial Associates, a real estate investment company which owned and managed multiple property types.  Mr. Jacoby holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Boston University.  In light of his extensive investment and capital markets experience and his significant financial and real estate investment experience, including structuring, negotiating and closing complex transactions, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Jacoby to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Christopher P. Marr Independent Director Committees: • Audit • Nominating and Corporate Governance (Chair)

Mr. Marr has served as chief executive officer and member of the board of trustees of CubeSmart (NYSE: CUBE), a real estate company that acquires, owns, operates and develops self-storage facilities in the United States, since 2014 and as president of CubeSmart since 2008.  Previously, he served as chief operating officer of CubeSmart from 2012 to 2014 and as chief financial officer from June 2006 to November 2008 and as treasurer from 2006 to 2012.  From 2002 to 2006, Mr. Marr served as senior vice president and chief financial officer of Brandywine Realty Trust (NYSE: BDN), an office real estate investment trust.  Prior to joining Brandywine Realty Trust, Mr. Marr served as chief financial officer of Storage USA, Inc., a publicly-traded self-storage real estate investment trust, from 1998 to 2002.  Mr. Marr holds a Bachelor of Arts degree from Loyola University.  In light of his public company leadership, financial reporting and operations experience as the executive officer of two publicly-traded real estate investment trusts, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Marr to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Hans S. Weger Independent Director Committees: • Audit (Chair) • Compensation • Investment

Mr. Weger served as chief financial officer of Focus Brands Inc., the franchisor and operator of restaurants and cafes in the United States, Puerto Rico and 63 foreign countries, from 2014 to 2016.  From 2012 to 2014, Mr. Weger served as chief financial officer of Outrigger Enterprises Group, a privately-held leisure lodging and hospitality company.  From 1998 to 2011, Mr. Weger served as chief financial officer, executive vice president and treasurer of LaSalle Hotel Properties (NYSE: LHO), a real estate investment trust focused on the acquisition, ownership, redevelopment and leasing of primarily upscale and luxury full-service hotels.  In addition, Mr. Weger served as secretary of LaSalle Hotel Properties from 1999 to 2011.  Mr. Weger was responsible for all of the company’s financial, accounting, human resources and information technology activities.  Prior to joining LaSalle Hotel Properties, Mr. Weger served as vice president and treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities.  From 1992 until 1997, Mr. Weger served in various management roles with Harrah’s Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing.  Mr. Weger holds a Bachelor of Science degree from the University of Southern Mississippi and a Master of Business Administration degree from the University of Chicago.  In light of his real estate and real estate financing knowledge and his financial reporting and operations experience as the chief financial officer of a publicly-traded real estate investment trust and a privately held company, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Weger to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Biographical Information Regarding Executive Officers Who Are Not Directors

The biographical descriptions below set forth certain information with respect to each of our executive officers other than Mr. Butcher, whose information appears above.

William R. Crooker Executive Vice President, Chief Financial Officer and Treasurer Age: 37

Mr. Crooker has served as our chief financial officer, executive vice president and treasurer since 2016.  Previously, Mr. Crooker served as our chief accounting officer from 2011 to 2016 and senior vice president of capital markets from 2015 to 2016.  Prior to the formation of our company, Mr. Crooker served as chief accounting officer for STAG Capital Partners, LLC from 2010 to 2011, where he was responsible for the company’s accounting, tax, and financial reporting.  From 2002 to 2010, Mr. Crooker worked for KPMG LLP in its real estate practice, focusing primarily on publicly-traded real estate investment trusts.  He held various positions with KPMG LLP, including most recently as senior manager.  Mr. Crooker is a certified public accountant and received his Bachelor of Science degree from Bentley University.

Stephen C. Mecke Executive Vice President and Chief Operating Officer Age: 54

Mr. Mecke has served as our chief operating officer and executive vice president since 2011.  Prior to the formation of our company, Mr. Mecke served as chief investment officer for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011, where he was responsible for all asset acquisition and asset management activities.  Prior to joining our predecessor business, Mr. Mecke ran the acquisitions groups for M|P|A, a private real estate fund that represented a large east coast endowment fund, from 2001 to 2004.  Mr. Mecke also worked at Meditrust Corporation, a publicly-traded real estate investment trust, as vice president of acquisitions and various other positions from 1992 to 2000.  Mr. Mecke holds a Bachelor of Arts degree from Hobart College and a Master of Business Administration degree from Northeastern University.

Jeffrey M. Sullivan Executive Vice President, General Counsel and Secretary Age: 48

Mr. Sullivan has served as our executive vice president, general counsel and secretary since 2015.  From 2012 to 2014, Mr. Sullivan was a partner in the corporate group of Hunton & Williams LLP, and from 2005 to 2012, Mr. Sullivan was a partner in the finance group of DLA Piper LLP (US).  Before joining DLA Piper LLP (US), Mr. Sullivan was an associate and then partner in the corporate transactions and securities group of Alston & Bird LLP from 1998 to 2005.  While in private practice, Mr. Sullivan focused on securities law, mergers and acquisitions, corporate governance matters and general corporate law, primarily involving real estate investment trusts and other real estate companies, private equity funds and underwriters.  Mr. Sullivan holds a Bachelor of Arts degree from University of North Carolina at Chapel Hill and a Juris Doctor degree from Vanderbilt University Law School.

David G. King Executive Vice President and Director of Real Estate Operations Age: 49

Mr. King has served as our executive vice president and director of real estate operations since 2011.  Prior to the formation of our company, Mr. King served as a managing director for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2005 to 2011, where he was responsible for portfolio management for the company.  From 1997 to 2005, Mr. King worked for AMB Property Corporation, a publicly-traded real estate investment trust, as regional management officer, where he had primary responsibility for leasing, management, development, acquisition sourcing and dispositions of the firm’s industrial and office portfolios in the Mid-Atlantic region and in various other positions.  Mr. King holds a Bachelor of Arts degree from the University of Vermont and a Master of Public Administration degree from Indiana University.

Peter S. Fearey Executive Vice President and Chief Technology Officer Age: 48

Mr. Fearey has served as our executive vice president and chief technology officer since 2016.  From 2015 to 2016, Mr. Fearey served as our vice president and then senior vice president of information technology.  From 2014 to 2015, Mr. Fearey was an independent contractor for the company, advising on and building custom business applications.  From 2010 until 2014, Mr. Fearey served as director of technology and then director of innovation for Fay School, a private school in Massachusetts.  From 2003 until 2010, Mr. Fearey worked for Intuit Inc., the maker of Quicken, TurboTax and QuickBooks, as an engineering manager and then as a business leader directing a team of sales, marketing and support professionals focused on Intuit’s QuickBase product.  From 1991 until 2003, Mr. Fearey worked in a variety of positions at different technology companies, including as a quality assurance manager at Apple Computer, Inc.  Mr. Fearey holds a Bachelor of Science degree from Dartmouth College.

Corporate Governance Profile

Overview

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders.  Notable features of our corporate governance structure include the following:

•                  the board of directors is not staggered; instead, each of our directors is subject to re-election annually;

•                  we have majority voting procedures for the election of directors;

•                  of the seven persons who serve on the board of directors, the board of directors has determined that six of our directors, or approximately 86%, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                  all three members of our audit committee qualify as an “audit committee financial expert” as defined by the SEC;

•                  we opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law and we may not opt back in to these provisions without stockholder approval;

•                  we do not have a stockholder rights plan and do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if the board of directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, without which the plan will terminate;

•                  the nominating and corporate governance committee of the board of directors evaluates annually the effectiveness of the board as a whole, of each of our committees and of each individual director, and the committee engages outside counsel to conduct individual interviews of the directors to assist the committee in its evaluations, which are designed, among other matters, to identify areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience;

•                  we have stock ownership guidelines for our non-management members of our board of directors and our executive officers;

•                  we have a lead independent director whose authority and responsibilities are described below under “—Board Leadership;” and

•                  our insider trading policy prohibits our directors and all of our officers and other employees from engaging in any hedging transactions with respect to our securities, and from pledging our securities as collateral for a loan or otherwise using our securities to secure debt.

Our directors stay informed about our business by attending meetings of the board of directors and its committees and through supplemental reports and communications.  Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Stockholder Ability to Amend our Bylaws

Currently, as permitted by the Maryland General Corporation Law (the “MGCL”), our charter and bylaws provide that, with the exception of provisions in our bylaws relating to the business combination and control share provisions of the MGCL, which provisions may not be amended without stockholder approval, the board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.  In response to updated voting guidelines recently issued by a proxy advisory firm, and in conjunction with a recent corporate governance review by the board of directors, the board of directors has determined to amend our charter and bylaws to remove the restrictions on the ability of the stockholders to amend the bylaws.  However, because our charter expressly reserves the right to amend the bylaws to the board of directors, a charter amendment is required to implement the change, adoption of which requires a preliminary proxy statement filing with the SEC at least 50 days prior to the stockholder meeting and an affirmative vote of a majority of stockholders at the meeting.  Because of these requirements and the timing of the upcoming annual meeting, we will present the proposal at our 2018 annual meeting of stockholders and, if our stockholders approve the proposed charter amendment, we will file articles of amendment with Maryland’s State Department of Assessments and Taxation promptly thereafter, at which time the charter amendment will become effective.

Enhancing Board Diversity

We acknowledge the importance of gender diversity in the board room and, over the last year, the board has increased its focus on adding a woman to the board of directors.  The board of directors is committed to enhancing gender diversity and has started an initiative, led by the nominating and corporate governance committee, to determine the needed skill set and experience for an additional director and identify qualified nominees with a focus on identifying female candidates.

Board of Directors

Our business is managed through the oversight and direction of the board of directors.  A majority of the board of directors is “independent,” as determined by the board of directors, consistent with the rules of the NYSE.  The one member of the board of directors who is not independent is an employee of the company. For more detail, please see “Nomination of Directors.”

Board Leadership

The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management.  The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant.  Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.

The board of directors annually will elect a chairman of the board, who may or may not be the chief executive officer of our company.  Since our formation in 2010, Benjamin S. Butcher has served as our chairman of the board and chief executive officer.  Mr. Butcher is involved in both our day-to-day operations and the strategic decision making at the board level.  Based on its most recent review of our leadership structure and the needs of the company, the board continues to believe that having Mr. Butcher serving in these positions is optimal for us because it provides our company with strong, effective and consistent leadership.

If the chairman of the board and chief executive officer are the same person, our board of directors will annually elect a non-management and independent director to serve in a lead capacity to coordinate the activities of the other non-management and independent directors, and to perform any other duties and responsibilities that the board of directors may determine.  Although annually elected, it is generally expected that he or she will serve for more than one year.  Mr. Guillemette has served as our lead independent director since 2015.  The responsibilities of the lead independent director include (i) serving as liaison between the chairman and the independent directors, (ii) reviewing the type of information sent to the board, (iii) reviewing, in consultation with the chairman and others, agendas and board meeting schedules to determine whether sufficient time is allocated to agenda items, and (iv) wielding the authority to call meetings of the independent directors.

In considering its leadership structure, the board has taken a number of factors into account.  The board, which consists of a majority of independent directors, exercises a strong, independent oversight function.  This oversight function is enhanced by the audit, compensation and nominating and corporate governance committees being comprised entirely of independent directors.  A number of board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers’ performance, provide substantial independent oversight of our management’s performance.  Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders.  The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

The chairman of the board presides at all meetings of the stockholders and of the board as a whole.  The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the board of directors.

Our lead independent director presides at all meetings of our board of directors where the chairman is not present, including executive sessions of the independent directors.

Director Independence

Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of the audit committee, compensation committee and nominating and corporate governance committee, must meet the test of “independence.”  The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company).  The board of directors considered a relationship between an affiliate of the company and one of the directors and determined that the relationship does not affect the director’s independence.  The board of directors has affirmatively determined that each of Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors.  Therefore, we believe that all of these directors, who constitute a majority of the board of directors, are independent under the NYSE rules.

We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors.  We believe that providing a method for interested parties to communicate directly with our independent directors, rather than with the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments.  See “Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Meetings

In 2016, the board of directors held seven meetings, the audit committee held four meetings, the compensation committee held seven meetings, the nominating and corporate governance committee held three meetings and the investment committee held two meetings.  Each director attended more than 75% of the board meetings and each director’s respective committee meetings in 2016.  The board of directors does not have a policy with respect to directors’ attendance at annual meetings of stockholders.  Nevertheless, all seven of our directors attended the 2016 annual meeting of stockholders.

As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without management present.  Generally, these executive sessions follow after each quarterly meeting.  In 2016, the independent directors of the board and the audit, compensation and the nominating and corporate governance committees met in executive session without management present at each quarterly meeting.  Our lead independent director presides over such independent, non-management sessions of the board.

Board Committees

The board of directors has established an investment committee, an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted a written charter for each of these committees.  The audit committee and nominating and corporate governance committee have three members and the compensation committee has four members.  Each of the audit committee, compensation committee and nominating and corporate governance committee is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Exchange Act.  Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The investment committee has four directors and is composed of three independent directors and one non-independent director.  The board of directors may from time to time establish other committees to facilitate the management of our company.  Matters put to a vote at any one of these four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Investment Committee

The board of directors has established an investment committee, which is composed of four of our directors, at least three of whom must be independent directors.  The current members of our investment committee are Messrs. Butcher, Furber, Jacoby and Weger. Mr. Butcher chairs the committee.  The investment committee’s primary function is to review, evaluate and ultimately vote to approve all acquisitions or dispositions individually more than $50 million and up to $100 million and all development and redevelopment projects with an individual cost of more than $10 million and up to $50 million.  Proposed acquisitions or dispositions individually in excess of $100 million and proposed development or redevelopment projects individually in excess of $50 million require approval by the board of directors.  The board of directors in its discretion may change the committee’s dollar thresholds.

Audit Committee

The board of directors has established an audit committee, which is composed of three of our independent directors.  The current members of the audit committee are Messrs. Guillemette, Marr and Weger.  Mr. Weger chairs the committee, and each member qualifies as an audit committee financial expert, as that term is defined by the SEC.  Each member of the audit committee is financially literate and able to read and understand fundamental financial statements.  The audit committee assists the board in overseeing, among other things:

•                  our system of internal controls;

•                  our accounting and financial reporting processes;

•                  the integrity and audits of our consolidated financial statements;

•                  our compliance with legal and regulatory requirements;

•                  the qualifications and independence of our independent auditors; and

•                  the performance of our independent auditors and any internal auditors.

The audit committee also is responsible for engaging independent public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.  The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee

The board of directors has established a compensation committee, which is composed of four of our independent directors.  The current members of the compensation committee are Messrs. Colbert, Guillemette, Furber and Weger.  Mr. Furber chairs the committee.  The principal functions of the compensation committee are to:

•                  evaluate the performance and compensation of our chief executive officer;

•                  review and approve the compensation and benefits of our executive officers and members of the board of directors;

•                  administer our 2011 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), as well as any other compensation, stock option, stock purchase, incentive or other benefit plans; and

•                  produce an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.

Our compensation committee is primarily responsible for establishing and implementing our compensation program and policies.  To fulfill its responsibilities, the compensation committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.

Nominating and Corporate Governance Committee

The board of directors has established a nominating and corporate governance committee, which is composed of three of our independent directors.  The current members of the nominating and corporate governance committee are Messrs. Colbert, Jacoby and Marr.  Mr. Marr chairs the committee.  The principal functions of the nominating and corporate governance committee include:

•                  seeking, considering and recommending to the full board of directors qualified candidates for election as directors;

•                  recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•                  periodically preparing and submitting to the board for adoption the committee’s selection criteria for director nominees;

•                  reviewing and making recommendations on matters involving general operation of the board and our corporate governance;

•                  annually recommending to the board nominees for each committee of the board; and

•                  annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

The board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K.  The policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all related party transactions, including any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest.  A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

In addition, our written code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board of directors.  Our policies provide that any transaction involving us in which any of our directors or officers has a material interest must be approved by a vote of a majority of our disinterested directors.  Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our compliance officer, who will then seek guidance from the board of directors.  In addition, our corporate governance guidelines require that each member of the board of directors consult the chairman of the board in advance of accepting an invitation to serve on another company’s board should there be a possible conflict and notify the nominating and corporate governance committee in writing of the outcome.  Because the facts and circumstances regarding potential conflicts are difficult to predict, the board of directors has not adopted a written policy for evaluating conflicts of interests.  If a conflict of interest arises, the board will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel before making any decisions regarding the conflict.

Role of the Board in Risk Oversight

One of the key functions of the board of directors is informed oversight of our risk management process.  The board of directors administers this oversight function directly, with support from the audit committee, the compensation committee and the nominating and corporate governance committee, each of which addresses risks specific to their respective areas of oversight.  In particular, the audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.  The compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  The nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Self-Evaluation and Nomination of Directors

The nominating and corporate governance committee evaluates annually the effectiveness of the board as a whole, of each of our committees and of each individual director.  We also engage outside counsel to conduct one-on-one interviews of each director to assist the committee in its evaluations, which are designed, among other matters, to identify any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience.  We believe using outside counsel fosters candor, facilitates participation in the evaluation process and enables individual assessments of each director.

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons.  In addition to considering incumbent directors, the nominating and corporate governance committee may identify director candidates based on recommendations from the directors and executive officers.  The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates.  No such firm was engaged in 2016.

The board of directors considers director candidates based on a number of factors including:

•                  whether the board member will be “independent,” as such term is defined by the NYSE listing standards;

•                  whether the candidate possesses the highest personal and professional ethics, integrity and values;

•                  whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

•                  whether the candidate has experience in areas important to the operations of our company;

•                  whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

•                  whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared the current members of the board.

Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties.  The nominating and corporate governance committee monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function.  As noted above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates.  A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits.  The nominating and corporate governance committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the board of directors.  The board reviews the effectiveness of its director candidate nominating policies annually.

The nominating and corporate governance committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our company.  Director candidates submitted by our stockholders will be evaluated by the nominating and corporate governance committee on the same basis as any other director candidates.  We did not receive any nominations of directors by stockholders for the 2017 annual meeting.

Nominations must be addressed to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected.  To be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Stockholder Proposals.”

Majority Vote Policy

Pursuant to our majority vote policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, within two weeks after our certification of the voting results, submit to the board of directors a written offer to resign from the board. The nominating and corporate governance committee will consider the resignation offer and, within 60 days after our certification of the voting results, make a recommendation to the board of directors concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the board of directors, the nominating and corporate governance committee will consider all factors it deems relevant, which may include:

•                  the stated reason or reasons why stockholders cast “withheld” votes for the director;

•                  the qualifications of the director; and

•                  whether the director’s resignation from the board of directors would be in our best interests and the best interests of our stockholders.

The nominating and corporate governance committee also will consider alternatives concerning the resignation offer as the nominating and corporate governance committee members deem appropriate, which may include:

•                  accepting the resignation offer;

•                  rejection of the resignation offer; or

•                  rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

The board of directors will act on the nominating and corporate governance committee’s recommendation no later than 90 days after our certification of the voting results. In considering the recommendation, the board of directors will consider the information, factors and alternatives considered by the nominating and corporate governance committee and such additional information, factors and alternatives the board of directors deems relevant. Any director who tenders his or her resignation offer will not participate in the nominating and corporate governance committee recommendation or board action regarding whether to accept the resignation offer. If a majority of the members of the nominating and corporate governance committee were required to offer their resignations as described above, the independent directors of the board of directors who were not required to offer their resignations shall appoint a special committee amongst themselves to consider the resignation offers as described above.  However, if each independent director received a majority-withheld vote in the same election, all directors may participate in the action regarding whether to accept the resignation offers.  We will publicly disclose, in a current report on Form 8-K furnished to the SEC, the decision-making process and decision regarding whether to accept the resignation offer or, if applicable, the reasons for rejecting the offer.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been employed by us.  None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the board of directors or compensation committee.  No member of the compensation committee has any other business relationship or affiliation with us other than his service as a director.

Board Compensation for 2016

In 2016, we paid an annual cash fee of $50,000 to each of our non-management directors for services as a director, as well as an annual grant of equity with a value of approximately $65,000 at the time of grant.  We pay an additional annual cash fee of $15,000 to the lead independent director, an additional annual cash fee of $15,000 to the chair of the audit committee, an additional annual cash fee of $10,000 to the chair of the compensation committee and an additional annual cash fee of $7,500 to the chair of the nominating and corporate governance committee and any other committee of the board of directors.  All members of the board of directors are reimbursed for their costs and expenses in attending our board meetings.  Our directors have the option to receive fees in shares of common stock rather than in cash.  The value of such shares of common stock is based on the 10-day average of the closing price of our common stock determined three days prior to the quarterly fee payment date.  All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them in 2016.  If a director is also one of our officers, we will not pay any compensation for services rendered as a director.

As mentioned above, we grant annual equity awards to our non-management directors, and in January 2016, each received an annual grant of 3,744 LTIP units.  In addition, any non-management director who joins the board of directors in the future receives an initial grant of LTIP units upon the commencement of his or her service.  The LTIP units granted annually vest on January 1 of the following year, subject to the recipient’s continued service as a director.  LTIP units can be converted to common units of our operating partnership, STAG Industrial Operating Partnership, L.P. (our “operating partnership”), on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member’s capital account to the economic equivalent of the common unit.

The board of directors (or a duly formed committee thereof) may revise our non-management directors’ compensation in its discretion.

The following table summarizes the compensation that we paid to our non-management directors in 2016:

2016 Director Compensation Table

Name	Fees Earned(1)	Stock Awards(2)(3)	Total
Virgis W. Colbert	$50,000	$64,996	$114,996
Jeffrey D. Furber	$60,000	$64,996	$124,996
Larry T. Guillemette	$65,000	$64,996	$129,996
Francis X. Jacoby III	$50,000	$64,996	$114,996
Christopher P. Marr	$57,500	$64,996	$122,496
Hans S. Weger	$65,000	$64,996	$129,996

(1)                                 All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them for their service in 2016.  The aggregate numbers of shares of common stock earned by the independent directors for their service in 2016 were as follows: Mr. Colbert, 2,213; Mr. Furber, 2,657; Mr. Guillemette, 2,877; Mr. Jacoby, 2,213; Mr. Marr, 2,545; and Mr. Weger, 2,877.  These shares were issued based on the calculation previously disclosed in this proxy statement and are not indicative of the fair market value on the date the members received the shares.

(2)                                 As of December 31, 2016, the aggregate number of unvested LTIP units held by each independent director was as follows: Mr. Colbert, 5,304; Mr. Furber, 5,682; Mr. Guillemette, 5,682; Mr. Jacoby, 5,682; Mr. Marr, 6,204; and Mr. Weger, 5,682.  As of December 31, 2016, the aggregate number of LTIP units held by each independent director was as follows: Mr. Colbert, 10,292; Mr. Furber, 25,433; Mr. Guillemette, 25,433; Mr. Jacoby, 25,433; Mr. Marr, 18,023; and Mr. Weger, 25,433.

(3)                                 Represents 3,744 LTIP units granted to each of Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger pursuant to the Equity Incentive Plan on January 6, 2016.  The dollar value is computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC Topic 718”).  See Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016, for a discussion of our accounting of LTIP units and the assumptions used.  The grant date fair value of each award was $17.36 per LTIP unit.

Stock Ownership Guidelines for Directors

We have adopted stock ownership guidelines that apply to all non-management members of the board of directors.  The stock ownership guidelines require that the non-management members own qualified securities equal to five times their annual cash retainer.  Qualified securities include the company’s common stock, preferred stock, common units and LTIP units, whether owned directly or indirectly.  Newly appointed non-management members of the board of directors have up to five years to comply with the stock ownership guidelines.  All of our non-management members of the board of directors are in compliance with our stock ownership guidelines.

Corporate Governance Matters

We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all our executive officers, employees and each member of the board of directors.  Within the time period required by the SEC, we will post on our website any amendment to the code of business conduct and ethics and any waiver applicable to any director, executive officer or senior financial officer.

The following documents are available at our website at www.stagindustrial.com in the “Corporate Overview — Governance Documents” area of the “Investor Relations” section:

•                  investment committee charter;

•                  audit committee charter;

•                  compensation committee charter;

•                  nominating and corporate governance committee charter;

•                  code of business conduct and ethics;

•                  corporate governance guidelines;

•                  stock ownership policy; and

•                  whistleblower policy.

Each committee reviews its written charter annually.  Copies of the documents listed above are available in print to any stockholder who requests them.  Requests should be sent STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.

Communication with the Board of Directors, Independent Directors and the Audit Committee

The board of directors may be contacted by any party via mail or e-mail at the addresses listed below.

Board of Directors

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

boardofdirectors@stagindustrial.com

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than to the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments.  The presiding director of independent executive sessions of directors is the lead independent director, and the lead independent director may be contacted by any party via mail or e-mail at the addresses listed below.

Lead Independent Director

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

leadindependentdirector@stagindustrial.com

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our company’s regulatory compliance, accounting, audit or internal controls issues.  The audit committee may be contacted by any party via mail or e-mail at the addresses listed below:

Chairman

Audit Committee

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

auditcommittee@stagindustrial.com

Alternatively, anyone may call our toll-free whistleblower hotline toll-free at (877) 472-2110.

Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2017, and the board of directors is asking stockholders to ratify this appointment.  Although current law, rules and regulations, as well as the audit committee charter, require the company’s independent auditor to be engaged, retained and supervised by the audit committee, the board of directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.  PricewaterhouseCoopers LLP has served as our independent registered public accountants since our formation in July 2010 and is considered by our management to be well qualified.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

Fee Disclosure

The following is a summary of the fees incurred or billed by PricewaterhouseCoopers LLP for professional services rendered for our company for the years ended December 31, 2016, and December 31, 2015:

	Year Ended December 31, 2016	Year Ended December 31, 2015
Audit Fees	$891,617	$791,710
Tax Fees	468,160	440,200
Audit-Related Fees	—	—
All Other Fees	1,800	1,800
Total	$1,361,577	$1,233,710

Audit Fees

“Audit Fees” consist of fees and related expenses incurred for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.  For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by PricewaterhouseCoopers LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Tax Fees

“Tax Fees” consist of fees and related expenses incurred or billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Audit-Related Fees and All Other Fees

“Audit-Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services.  The audit committee or designated member concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The following is a report by the audit committee regarding the responsibilities and functions of the audit committee.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors, in accordance with the audit committee charter.  Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting.  The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing opinions on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2016, and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2016, contained in the company’s annual report on Form 10-K for the year ended December 31, 2016, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The audit committee also reviewed and discussed with management and PricewaterhouseCoopers LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the annual report on Form 10-K for the year ended December 31, 2016.

In addition, the audit committee received and discussed the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, discussed with PricewaterhouseCoopers LLP the firm’s independence from management and the audit committee, and discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the PCAOB Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s annual report on Form 10-K for the year ended December 31, 2016, with the SEC, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting.  Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants.  Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact “independent.”

Submitted by the Audit Committee of the Board of Directors

Hans S. Weger

Larry T. Guillemette

Christopher P. Marr

COMPENSATION COMMITTEE REPORT

The following is a report by the compensation committee regarding our executive officer compensation program.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the company. Based on the compensation committee’s review of the CD&A and the compensation committee’s discussions regarding the CD&A with management, the compensation committee recommended to the board of directors (and the board has approved) that the CD&A be included in the company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Submitted by the Compensation Committee of the Board of Directors

Jeffrey D. Furber

Virgis W. Colbert

Larry T. Guillemette

Hans S. Weger

EXECUTIVE OFFICER COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The executive officers named in the “Summary Compensation Table” for 2016 are Benjamin S. Butcher, our chief executive officer, president and chairman of the board of directors; William R. Crooker, our executive vice president, chief financial officer and treasurer, Geoffrey G. Jervis, our former executive vice president, chief financial officer and treasurer; Stephen C. Mecke, our executive vice president and chief operating officer; Jeffrey M. Sullivan, our executive vice president, general counsel and secretary; and David G. King, our executive vice president and director of real estate operations (collectively, the “named executive officers”).  The compensation committee is responsible for establishing our executive officer compensation program.  The program sets the structure and levels of executive officer compensation and establishes the performance-based metrics and individual goals against which the officers’ performances are evaluated by the compensation committee.  In establishing its executive compensation program, the compensation committee considered, among other things, analyses prepared by and the advice of FPL Associates, L.P. (“FPL”), an independent compensation consultant engaged by the compensation committee.

The principles underlying the key elements of our executive compensation program and factors relevant to an analysis of the compensation program are discussed below.  The key elements are designed to be flexible and complementary and to serve, collectively, the objectives of our executive compensation program.

Below are certain features of our current executive compensation program, which reflect our commitment to a pay-for-performance compensation structure:

•                  A substantial majority of executive officer pay is tied to our performance and not guaranteed.  The compensation committee sets clear goals for company performance and differentiates certain elements of compensation based on individual achievement.

•                  Two of the primary components of our executive compensation program are annual cash incentive bonuses and long-term equity awards, which consist approximately one half of grant date value in LTIP units subject to multi-year vesting and one half of grant date value in performance units.

•                  Annual cash incentive bonuses — The annual cash incentive bonuses vary according to performance and are not guaranteed.

•                  LTIP units — In the absence of stock price appreciation, LTIP units will not have value beyond distributions actually paid.  Unlike common stock, LTIP units lack an immediate liquidation value upon grant.

•                  Performance units — The ultimate value of the performance units depends on our TSR (as defined below) over a three-year period compared to both relative return (TSR vs. three benchmarks) and, as a condition for higher levels of value, an absolute return.  The performance units are intended as an additional long-term incentive designed to align the executive officers’ interests more closely with those of the stockholders.

•                  Our heavy reliance on corporate performance as a performance metric reflects the committee’s belief that the company should require a uniform commitment to corporate success from all of its senior officers, irrespective of their office.  A relatively small portion of pay is not dependent on company performance.  Annual base salaries for our executive officers are intended to be approximately 25% of total compensation.

•                  The ability to measure the company’s performance against sensible standards is essential, and the committee considers the comparison of the company’s total stockholder return, defined as common stock price appreciation plus dividends, assuming reinvestment of dividends into additional shares of common stock  (“TSR”), to the TSR of our peers to be the best indicator of performance.

•                  We measure performance against multiple indices to avoid the risk of poor correlation of performance and reward that is inherent in reliance on a single peer index.

Below are additional features of our current executive compensation practices — both the practices we believe drive performance and the practices we have not implemented because we do not believe they would serve the stockholders’ long-term interests:

What We Do	What We Don’t Do

✓              We mitigate undue risk, including utilizing retention provisions, multiple performance targets, and robust board and management processes to identify risk.

✓              The Equity Incentive Plan generally requires a minimum three-year vesting period for stock options and stock appreciation rights.

✓              We have reasonable post-employment and change of control provisions.  Our employment agreements with the named executive officers generally provide for cash payments after a change of control only if an employee is also terminated within one year of the change of control (a double-trigger).

✓              We provide only modest perquisites that have a sound benefit to our business.

✓              The compensation committee benefits from its utilization of an independent compensation consulting firm.  The reports prepared by the compensation consulting firms are used by the compensation committee to set executive compensation at levels that are competitive with our peers.

✓              We have adopted stock ownership guidelines for executive officers and directors.

             We do not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to our company.

             The Equity Incentive Plan prohibits recycling of stock options and stock appreciation rights.

             We do not reprice underwater stock options.

             Our employment agreements with the executive officers do not include tax gross-up provisions with respect to payments contingent upon a change of control.

             The named executive officers do not receive dividends on unearned performance awards.

             We do not have pension plans.

             The independent compensation consulting firm, FPL, did not provide any other services to us.

             Our insider trading policy prohibits hedging and pledging of our common stock by executive officers and directors.

Executive Compensation Program Goals and Objectives

The compensation committee’s overarching goal is to attract and maintain an excellent executive management team that enhances stockholder value over the long term.  The executive compensation program is, therefore, designed to provide substantial incentives to focus executive management’s efforts accordingly.  The compensation program also is designed to encourage and reward executives who contribute to TSR by successfully executing the company’s business strategy, providing thoughtful and creative stewardship and exhibiting outstanding performance. Specific objectives of the compensation program are to:

•                  align the interests of executive officers with the interests of stockholders;

•                  encourage and maintain a performance-driven company culture;

•                  provide the compensation committee with the flexibility and discretion to reflect appropriately both individual circumstances and variable business conditions; and

•                  attract and retain talented and experienced officers.

Consistent with these objectives, executive compensation is heavily weighted toward (i) TSR-based metrics for bonuses and (ii) long term equity incentives.  We believe that the executive compensation program supports these objectives by providing the named executive officers with a multi-faceted compensation package, comprising a base salary, the opportunity to earn an annual cash bonus and awards under the Equity Incentive Plan.

How We Determine Executive Compensation

The compensation committee determines compensation for the named executive officers and currently has four independent directors, Messrs. Colbert, Furber, Guillemette and Weger.  The compensation committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to the named executive officers pursuant to the Equity Incentive Plan.  The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available on our website at www.stagindustrial.com.  Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on our website to be part of this proxy statement.

The initial compensation arrangements with the named executive officers were determined in negotiations with each individual executive officer and were formalized in the executive officers’ employment agreements, as described below in “Potential Payments Upon Termination or Change in Control—Employment Agreements.”  In making compensation decisions for 2016, the compensation committee evaluated the performance of our chief executive officer and, together with our chief executive officer, assessed the individual performance of the other named executive officers.  The compensation committee also reviewed market-based compensation data provided by FPL and from data publicly available from other sources such as the National Association of Real Estate Investment Trusts.

Compensation Committee Consideration of the 2016 Vote on Executive Compensation

In determining our executive compensation program for the remainder of 2016 and 2017, the compensation committee generally considered the results of the 2016 advisory vote of our stockholders on executive compensation presented in our 2016 proxy statement.  The compensation committee noted that an influential proxy advisory firm recommended voting against our executive compensation in 2016 and that approximately 74% of the votes cast approved the compensation.  While the compensation committee considered these voting results as supportive of the committee’s general executive compensation practices, the committee also observed that 74% was meaningfully less than the historical approval rating, which had been approximately 96% each year from 2012 (the company’s first annual meeting) through 2015.  In the period before the 2016 annual meeting and after the negative recommendation of the proxy advisory firm, we contacted our largest stockholders to solicit their views on the company’s compensation and corporate governance practices, and the company’s lead independent director participated in several of the discussions.  The stockholders contacted generally expressed favorable views of the company’s compensation and governance practices, although a few indicated less support for the one-time retention grant awarded in 2015 to our chief executive officer, president and chairman of the board of directors in connection with his entering into a new three-year employment agreement.

The graph below illustrates our long-term pay-for-performance alignment by comparing our chief executive officer’s total direct compensation to our TSR (indexed to a base date of December 31, 2011) for the past five years.

The compensation reported in this graph differs from compensation reported in the summary compensation table.  The graph above aligns the value of equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted.  For example, compensation earned in any given year includes the fair value, as of the vesting date, of LTIP units that vested during the year, rather than the fair value, as of the grant date, of LTIP units granted in the year.  As another example, compensation in 2014 includes the fair value of the LTIP units issued in satisfaction of the outperformance plan interests granted in 2011.

Engagement of Compensation Consultant

The compensation committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our compensation programs and related policies.  The compensation committee has sole authority to hire, terminate and set the terms of future engagement FPL or any other compensation consultant.

For compensation advice in 2016, the compensation committee engaged FPL, an independent compensation consulting firm, to provide market-based compensation data to assist the committee in the implementation of our comprehensive executive compensation program.  In connection with these efforts, FPL prepared for the compensation committee reports that included compensation analyses for each executive position, an analysis of a recommended peer group for the company, description of the methodology used to provide the compensation analyses and an analysis of board compensation.  FPL researched competitive market practices, reviewed the proxy statements of its recommended peer group and checked its own proprietary information data bases.  The compensation committee reviewed the peer group compensation analyses and methodology to the company and it approved the 2016 executive compensation program.

Peer Groups

Our focus on single tenant industrial properties that represent relative value is uncommon, making the identification of directly comparable companies difficult.  For 2016, FPL recommended 15 publicly-traded real estate investment trusts (“REIT”) with a diverse investment focus, including industrial, lodging, health care, shopping center, multi-family, office and free-standing REITs and with implied equity market capitalizations and, as of June 30, 2016, with median and average equity market capitalizations comparable to our equity market capitalization (the “size-based peer group”).  The companies in the size-based peer group are listed below:

CoreSite Realty Corporation	Lexington Realty Trust
DCT Industrial Trust, Inc.	Pennsylvania Real Estate Investment Trust
EastGroup Properties, Inc.	Physicians Realty Trust
Education Realty Trust, Inc.	PS Business Parks, Inc.
FelCor Lodging Trust Incorporated	QTS Realty Trust, Inc.
First Industrial Realty Trust, Inc.	Ramco-Gershenson Properties Trust
First Potomac Realty Trust	Ryman Hospitality Properties, Inc.
Hersha Hospitality Trust

For 2016 annual cash bonuses, the compensation committee also used a group of 11 companies that primarily own industrial and/or single-tenant real estate (the “industry peer group”).  The companies in the industry peer group are listed below:

DCT Industrial Trust, Inc.	Liberty Property Trust
Duke Realty Corporation	Monmouth Real Estate Investment Corporation
EastGroup Properties, Inc.	PS Business Parks, Inc.
First Industrial Realty Trust, Inc.	STORE Capital Corporation
Gramercy Property Trust	Terreno Realty Corporation
Lexington Realty Trust

Company Accomplishments

Below are certain of our achievements for 2016:

•                  achieved TSR of 38.0% for the year ended December 31, 2016, which significantly exceeded the 8.6% return of the MSCI US REIT index;

•                  acquired 47 buildings with approximately 10.3 million square feet for approximately $472 million, representing approximately 21.8% growth of our total assets on a real estate cost basis from year-end 2015;

•                  achieved an occupancy rate of approximately 94.7% at year-end 2016;

•                  achieved a retention rate of approximately 69.5% for leases expiring in 2016;

•                  achieved, as of December 31, 2016, a ratio of net debt to total real estate cost basis of  approximately 41.0% and a ratio of total long-term indebtedness to total enterprise value of  approximately 32.6%;

•                  raised gross equity capital of approximately $282.7 million through our at-the-market common stock offering programs and $75.0 million through our preferred stock offering in March 2016;

•                  maintained an investment grade rating from a nationally recognized statistical rating agency;

•                  paid a monthly dividend of $0.115833 per share for an annualized rate of $1.389996 per share, which represents a dividend yield of approximately 5.8% based on the year-end closing stock price of $23.87; and

•                  for 2016 compared to 2015, increased our funds from operations attributable to common stockholders and unitholders by approximately 8.0% and our net operating income by approximately 14.6%.

For purposes of the above, we define:

•                  “net debt” as our total long-term indebtedness outstanding less cash and cash equivalents on hand;

•                  “long-term indebtedness” as the principal outstanding on our unsecured credit facility, unsecured term loans, unsecured notes and mortgage notes;

•                  “real estate cost basis” as the book value of rental property and deferred leasing intangibles, exclusive of the related accumulated depreciation and amortization; and

•                  “enterprise value” as the market value of our common stock (based on the period-end closing price on the NYSE) plus the liquidation value of our preferred stock and amounts outstanding on our long-term indebtedness.

Funds from operations and net operating income meet the definition of “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K promulgated by the SEC.  Please refer to Appendix A attached hereto for an explanation of why our management considers these measures, the historical amounts of these two measures and a reconciliation of the measures to the nearest measure under generally accepted accounting principles.

Key Elements of Executive Compensation

The following table summarizes the key elements of our executive compensation program for the named executive officers and each element’s program objectives, including annual cash compensation and equity awards.  A more detailed discussion of each element of our executive compensation program follows this table.

Element	Description	Objectives
Annual Cash Compensation
Annual Base Salary

Fixed cash compensation.  Reviewed and adjusted periodically.  Salaries should generally constitute no more than 25% of total annual compensation.  Salaries plus cash incentive bonuses are targeted at the 50th percentile of the cash compensation for similar officer positions in the compensation peer group, before adjustment of the bonus for company under- or over-performance based on TSR.

•      Attract and retain executives

•      Provide steady source of income sufficient to permit executives to focus effectively on their professional responsibilities

•      Help ensure that total cash compensation is competitive but not in excess of market

Annual Cash Incentive Compensation Program	“At risk” variable cash compensation based on the company’s TSR. Bonuses should generally constitute approximately 25% of total annual compensation.	• Encourage executives to achieve annual company and individual performance goals • Align executives’ interests with the stockholders’ interests
Equity Incentive Compensation Program
LTIP Units

Awards vest in equal installments over multi-year periods, subject to continued service.  Value of the award is “at risk” as (i), in the absence of sufficient stock price appreciation, the award may never have any liquidation value, and (ii) the value fluctuates with the company’s common stock price.  LTIP unit awards should generally constitute approximately 25% of total annual compensation.

• Promote long-term equity ownership by executives • Encourage the retention of our executives • Align executives’ interests with the stockholders’ interests
Performance Units

“At risk” variable equity compensation based on company performance over three-year performance period.  Awards are paid in common stock.  Performance units should generally constitute approximately 25% of total annual compensation.

• Encourage executives to achieve long-term company performance goals • Align executives’ interests with the stockholders’ interests • Attract and retain executives

Annual Base Salary

Annual base salary provides a minimum level of compensation commensurate with an experienced and motivated individual of the appropriate caliber and background to perform an executive officer’s job.  It should be benchmarked to current market rates to ensure that we are able to attract new executive officers, if necessary.  Base salary levels are intended to provide a steady source of income sufficient to permit these officers to focus effectively on their professional responsibilities.  Base salaries of the named executive officers are reviewed and may be adjusted periodically by the compensation committee.  No formulaic base salary increases are provided to the named executive officers.  The compensation committee has determined that executive officers’ salaries should generally constitute no more than 25% of total annual compensation.  The compensation committee also determined that it was in the best interests of the company to maintain a conservative approach to base salaries in 2016 and, as a result, approved salaries that, for most of our executives, were around the 50th percentile of the company’s size-based peer group.

Annual base salaries  for the named executive officers for 2016 and 2017 are set forth in the table below:

Executive	2016 Base Salary	2017 Base Salary	Percent Change
Benjamin S. Butcher	$525,000	$525,000	0%
William R. Crooker	$300,000	$300,000	0%
Stephen C. Mecke	$309,000	$309,000	0%
Jeffrey M. Sullivan	$300,000	$300,000	0%
David G. King	$300,000	$300,000	0%

Annual Cash Incentive Compensation Program

The annual cash incentive compensation program is intended to compensate the named executive officers for achieving annual financial goals. The compensation committee believes that incentive cash compensation is  central to the attainment of the executive compensation program’s objectives.  Annual cash incentive bonuses encourage the named executive officers to achieve company performance goals, which fosters a performance-driven company culture that aligns the executives’ interests with the stockholders’ interests.  The compensation committee has determined that the named executive officers’ annual cash bonuses should generally constitute approximately 25% of total annual compensation.  As described below, the compensation committee’s (and the chief executive officer’s with respect to the other named executive officers) determination of the 2016 annual cash incentive compensation program was guided by the company’s TSR.

The compensation committee set the target total cash compensation (annual base salary and annual cash incentive bonus) for each executive officer at the 50th percentile for the cash compensation for the same or equivalent position for the companies in our size-based peer group.  The compensation committee then determined the annual cash incentive bonuses would be based entirely on company performance (as described in more detail below).  The compensation committee believes its focus on company performance metrics helps to closely identify the named executive officers’ interests with our stockholders’ interests.  The 50th percentile target and the specified performance metrics were not a guarantee of a minimum bonus or a threshold for granting bonuses.  The compensation committee, at its discretion and after taking into consideration changing business conditions, the performance of individual executive officers and other factors, can award higher or lower amounts.

Company Performance—Total Stockholder Return

In developing the annual cash incentive compensation program, the compensation committee focused on TSR, which the compensation committee believes is the best measurement to align management’s interests with our stockholders as it is more reflective of our company’s and, by extension, the executive officers’ performance.

The compensation committee determined that our TSR performance should be measured in relation to the size-based peer group, the MSCI US REIT index and the industry peer group, which comparisons would provide discrete, rational and measurable benchmarks for comparison of our performance.  Our initial TSR percentile is calculated by comparing our TSR for the year to the TSR for each of size-based peer group, the MSCI US REIT index and the industry peer group for the year and then averaging those percentile rankings.

For example, if our TSR ranks in the 50th percentile of the size-based peer group, the 60th percentile of the MSCI US REIT index’s and the 70th percentile of the industry peer group, then our initial TSR percentile for purposes of the cash bonus awards would be the 60th percentile.  That initial TSR percentile is then adjusted according to a “muting” methodology.  For performance above or below the 50th percentile, the initial TSR percentile is adjusted at half the variation from the 50th percentile to determine the final compensation percentile.  For example, if company performance results in an initial TSR percentile set at the 60th percentile, the final compensation percentile for the purpose of calculating the cash bonus award would be set at the 55th percentile (the +10% performance would result in a +5% award) of the size-based peer group.

For 2016, we generated a TSR of 38% resulting in a percentile rank in the size-based peer group of 82%, the MSCI US REIT index of 91% (using as comparison only those companies that were in the MSCI US REIT index at both the beginning and end of 2016), and the industry peer group of 67%, resulting in an initial TSR percentile rank of 80%.  The ranks were calculated based on a normal, or “z,” distribution.  After applying the muting methodology described above, the final compensation percentile for 2016 was 65%.  Therefore, the compensation committee determined that each named executive officer should receive annual cash incentive bonus award at the 65th percentile of the size-based peers.

Calculation of the Bonus Awards

Based on our actual performance in 2016 with respect to the specified performance metrics, the compensation committee approved annual cash bonuses for the named executive officers for 2016 in the following amounts:

	2016 Year- End	2016 Total Cash Compensation of Size-Based Peer Group				Target Total Cash Compensation	2016 Cash
Executive	Base Salary	25th Percentile	50th Percentile	75th Percentile	Muted Percentile	at Total Muted Percentile	Bonus Award
Benjamin S. Butcher	$525,000	$1,196,000	$1,500,000	$1,742,000	65	$1,644,877	$1,119,877
William R. Crooker	$300,000	$682,000	$746,000	$877,000	65	$824,425	$524,425
Stephen C. Mecke	$309,000	$665,000	$725,000	$931,000	65	$848,325	$539,325
Jeffrey M. Sullivan	$300,000	$579,000	$634,000	$669,000	65	$654,953	$354,953
David G. King	$300,000	$510,000	$582,500	$621,500	65	$605,848	$305,848

Equity Incentive Compensation Program

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of the named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of the named executive officers through the award vesting period.  The compensation committee considers this alignment of vital importance and, as a result, long-term, equity-based awards will generally constitute roughly 50% of total annual compensation, subject to adjustment in the discretion of the compensation committee.  For 2016, the compensation committee determined that annual equity awards should consist of approximately one half of grant date value in LTIP units (subject to multi-year vesting) and one half in performance units (with a multi-year measuring period).  The committee expects that equity awards for years after 2016 will be similarly allocated.

LTIP Units

The compensation committee has made and may make certain awards to the named executive officers in the form of LTIP units.  LTIP units are a separate series of units of limited partnership interests in our operating partnership. LTIP units, granted either as free-standing awards or in tandem with other awards under the Equity Incentive Plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives.  If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units.  Unless otherwise provided, LTIP unit awards, whether vested or unvested, will entitle the participant to receive current distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP unit award.

While the compensation committee has the ability to grant various equity formulations to the executive officers under the Equity Incentive Plan, to date the compensation committee has deemed LTIP unit awards to be an effective means to ensure alignment of the executives’ interests with those of the stockholders.  LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us based on current U.S. federal income tax law.  The key feature of LTIP units is that, at the time of award, LTIP units, as profits interests, initially will not have full parity on a per unit basis, with our operating partnership’s common units with respect to liquidating distributions.  Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units.  If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at the company’s election.  However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of common stock and may be zero. The compensation committee believes that this characteristic of the LTIP units, that they achieve real value only if our share value appreciates, links the executives’ compensation to our performance.  Under the Equity Incentive Plan, each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under the Equity Incentive Plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

The compensation committee believes that using LTIP units for equity-based awards (i) links the executives’ compensation to the performance of the company, (ii) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (iii) advances the separate goal of promoting long-term equity ownership by executives, (iv) has no worse effect on dilution as compared to using restricted stock, (v) does not increase our recorded expense on account of equity-based compensation awards, (vi) further aligns the interests of executives with the interests of stockholders and (vii) because LTIP units are offered by many of our peers, it enables us to remain competitive with our peers in recruiting and retaining talented executives.

In January and February 2016, the compensation committee approved equity awards for the following fiscal year in dollar values, with the number of shares/units granted calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant, after adjustment of the closing price by a discount or premium determined by a third-party valuation of the LTIP units.  In determining the size of the long-term equity incentives awarded to the named executive officers for 2016 service, the compensation committee considered, among other things, the role and responsibilities of the individual, competitive factors and individual performance history.  These awards were intended to enable our executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on continued service.  We believe that these awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks.

The following table sets forth the number and value of the LTIP unit awards to the named executive officers granted in January and February 2016 for 2016 compensation.  The LTIP unit awards were issued on January 8, 2016 and February 22, 2016 based on the full grant date fair value determined in accordance with ASC Topic 718.  See Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016, for a discussion of our accounting of LTIP units.

Executive	Date of Grant	Number of LTIP Units Issued	Value of LTIP Unit Award
Benjamin S. Butcher	January 8, 2016	52,310	$869,915
William R. Crooker	February 22, 2016	9,424	$142,020
Geoffrey G. Jervis	January 8, 2016	20,497	$340,865
Stephen C. Mecke	January 8, 2016	17,593	$292,572
Jeffrey M. Sullivan	January 8, 2016	16,511	$274,578
	February 22, 2016	628	$9,464
David G. King	January 8, 2016	15,540	$258,430
	February 22, 2016	1,699	$25,604

The 2016 LTIP unit awards vest over four years in equal installments on a quarterly basis beginning on March 31, 2016, subject to continued service as an employee and, as applicable, director.  See “Severance Arrangement with Geoffrey G. Jervis” below for more information about the vesting of LTIP units held by Mr. Jervis.

In January 2017, the compensation committee approved the grant of an aggregate of 91,869 LTIP units to the named executive officers for 2017 compensation.  The grants were made on January 6, 2017.  These LTIP unit awards vest over four years in equal installments on a quarterly basis beginning on March 31, 2017, subject to continued service as an employee and, as applicable, director.  The 2017 grants of LTIP units will be reflected in the “Summary Compensation Table” and “2017 Grants of Plan Based Awards” table in our proxy statement for the 2018 annual meeting of stockholders.

Performance Units

Starting in 2016, the compensation committee made certain awards to the named executive officers in the form of performance units.  The performance units are intended as an additional long-term incentive designed to align the executive officers’ interests more closely with those of the stockholders.  The ultimate value of the performance units depends on our TSR over a three-year period commencing January 1, 2016.  The award measures both relative return (TSR vs. three benchmarks) and, as a condition for higher levels of value, an absolute return.

At the end of the three-year measuring period, the performance units convert into shares of common stock at a rate depending on our TSR over the measuring period as compared to three different benchmarks and on the absolute amount of our TSR.  A recipient of performance units may receive as few as zero shares or as many as 250% of the number of target units, plus deemed dividends on earned shares.  That is, at the end of the measuring period, a recipient of 10,000 performance units may receive no value (no shares of common stock and no dividends) or receive as much as 25,000 shares of common stock plus dividends on earned shares (as if the dividends were paid and reinvested into additional shares of common stock during the measuring period).

The target amount of the performance units is nominally allocated:

•                  25% to our TSR compared to the TSR of an industry peer group;

•                  25% to our TSR compared to the TSR of a size-based peer group; and

•                  50% to our TSR compared to the TSR of the companies in the MSCI US REIT index.

The potential of the portion of the award allocated to the industry and compensation peer group comparison ranges from 0% to 200% of the allocated target amount.  The potential of the portion of the award allocated to the

MSCI US REIT index group comparison ranges from 0% to 300% of the allocated target amount, except that the portion of the award attributable to performance against the MSCI US REIT index group may not exceed 100% of the allocated target unless we achieve a minimum absolute TSR of 25% over the measuring period.

The table below indicates the potential levels of awards within the industry peer group, the compensation peer group and the MSCI US REIT index group benchmarks.  Awards for performance between the indicated percentile rankings (e.g., between the 30th percentile and the 50th percentile) are determined by interpolating between the earned amounts (e.g., between 50% earned and 100% earned).

Percentile Ranking within Applicable Benchmark (Based on TSR)

Benchmark	Below 30th Percentile	30th Percentile	50th Percentile	75th Percentile	95th Percentile
Industry Peer Group (Allocated 25% of the Target Amount)	0% earned	50% earned	100% earned	200% earned	[No increase for performance beyond 75%.]
Compensation Peer Group (Allocated 25% of the Target Amount)	0% earned	50% earned	100% earned	200% earned	[No increase for performance beyond 75%.]
MSCI US REIT Index Group (Allocated 50% of the Target Amount)	0% earned	50% earned	100% earned [Awards above 100% for this benchmark require us to achieve a minimum absolute TSR of 25%.]	200% earned	300% earned

No dividends are paid to the recipient during the measuring period.  At the end of the measuring period, if our TSR is such that the recipient earns shares of common stock (“Award Shares”), the recipient will receive additional common stock relating to dividends deemed to have been paid on the Award Shares.  The additional shares are equal to the number of shares that the recipient would have acquired if the recipient held the Award Shares at the beginning of the measuring period and re-invested all dividends paid on the Award Shares over the measuring period into common stock on the dividend payment dates.  In the discretion of the compensation committee, we may pay the cash value of the deemed dividends instead of issuing additional shares.

The number of Award Shares is determined at the end of the measuring period.  One half of the Award Shares will be immediately and fully vested and transferable.  The other half of the Award Shares will be restricted (subject to forfeiture) and vest one year after the end of the measuring period.  Any dividend shares will be immediately and fully vested and transferable.

For purposes of the performance units, the industry peer group consists of: (i) DCT Industrial Trust Inc., (ii) Duke Realty Corporation, (iii) EastGroup Properties, Inc., (iv) First Industrial Realty Trust, Inc., (v) Gramercy Property Trust, (vi) Lexington Realty Trust, (vii) Liberty Property Trust, (viii) Monmouth Real Estate Investment Corp., (ix) PS Business Parks, Inc., (x) STORE Capital Corporation and (xi) Terreno Realty Corporation.

The compensation peer group consists of (i) CoreSite Realty Corporation, (ii) DCT Industrial Trust Inc., (iii) EastGroup Properties, Inc., (iv) Education Realty Trust, Inc., (v) FelCor Lodging Trust Incorporated, (vi) First Industrial Realty Trust, Inc., (vii) Hersha Hospitality Trust, (viii) Lexington Realty Trust, (ix) Pennsylvania Real Estate Investment Trust, (x) Physicians Realty Trust, (xi) PS Business Parks, Inc., (xii) QTS Realty Trust, Inc., (xiii) Ramco-Gershenson Properties Trust, and (xiv) Ryman Hospitality Properties, Inc.

The following table sets forth the number and value of the performance unit awards to the named executive officers granted in March 2016 for 2016 compensation.  The performance unit awards were issued on March 8, 2016, based on the full grant date fair value determined in accordance with ASC Topic 718.  See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016, for a discussion of our accounting of performance units.

Executive	Date of Grant	Target Number of Performance Units Issued	Value of Performance Unit Award (at target amounts)
Benjamin S. Butcher	March 8, 2016	33,301	$777,099
William R. Crooker	March 8, 2016	11,508	$268,543
Stephen C. Mecke	March 8, 2016	11,174	$260,752
Jeffrey M. Sullivan	March 8, 2016	10,893	$254,188
David G. King	March 8, 2016	10,968	$255,939

In January 2017, the compensation committee approved the grant of an aggregate target of 68,581 performance units to the named executive officers for 2017 compensation.  The 2017 grants of performance units will be reflected in the “Summary Compensation Table” and “2017 Grants of Plan Based Awards” table in our proxy statement for the 2018 annual meeting of stockholders.

Employee Benefits

Our full-time employees, including the named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, life insurance, disability insurance and related benefits.

Additional Compensation Components

In the future, as we further formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to the named executive officers, to ensure that we provide a balanced and comprehensive compensation structure.  We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Employment Agreements

We have entered into an employment agreement with each of the named executive officers.  See “Potential Payments Upon Termination or Change in Control—Employment Agreements” below for more information.

Severance Arrangements with Geoffrey G. Jervis

On January 25, 2016, we and Mr. Jervis, our former chief financial officer, executive vice president and treasurer, agreed that Mr. Jervis’s employment with our company would terminate effective February 25, 2016.  Pursuant to the terms and conditions of the employment agreement and the several LTIP unit agreements between the company and Mr. Jervis and the 2015 Outperformance Program (the “2015 OPP”), Mr. Jervis received a severance package, including:

•                  a pro rata bonus for the portion of 2016 he was employed by our company;

•                  a lump sum severance payment equal to two times the sum of (i) Mr. Jervis’s annual base salary, and (ii) the annual cash bonus paid to Mr. Jervis for 2015;

•                  payment of “COBRA” premiums for continuation of health and dental plan coverage for up to 18 months and continuation of disability and life insurance benefits for 18 months or the payment of the premiums therefor;

•                  immediate vesting of all outstanding LTIP units (which shall, in accordance with the applicable award agreement, remain subject to achieving parity with common units of limited partnership interest in our operating partnership); and

•                  eligibility to receive a pro-rated award payment under the 2015 OPP in January 2018, subject to our performance satisfying the criteria for payment pursuant to the terms of the 2015 OPP.

Stock Ownership Guidelines for Executive Officers

We have adopted stock ownership guidelines that apply to all our executive officers. The stock ownership guidelines require that the chief executive officer and president own qualified securities equal to six times his/her annual base salary and the chief financial officer, chief operating officer and other executive officers own qualified securities equal to three times his/her annual base salary.  Qualified securities include the company’s common stock, preferred stock, common units and LTIP units, whether owned directly or indirectly.  Newly appointed executive officers will have up to five years to comply with the stock ownership guidelines.  All of our executive officers are in compliance with the stock ownership guidelines.

Prohibition Against Hedging and Pledging

Our insider trading policy prohibits our officers, directors and employees and their respective family members from, among other prohibited activities, directly or indirectly engaging in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of insider trading laws.  The insider trading policy prohibits our officers, directors and employees and their respective family members from, among other prohibited activities, (i) directly or indirectly engaging in strategies using puts, calls, equity swaps or other derivative securities on an exchange or in any other market in order to hedge or offset any decreases in the market value of any directly or indirectly owned securities of the company; (ii) engaging in short sale transactions or forward sale transactions or any short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of insider trading laws; and (iii) pledging our securities as collateral for a loan or otherwise using our securities to secure a debt, including through the use of traditional margin accounts with a broker.

Conclusion

The diagram below depicts the cash and equity compensation of our chief executive officer for 2016.  The diagram demonstrates that a substantial majority of our chief executive officer’s compensation (84%) was strongly aligned with the interests of the stockholders because either it was determined by or depends on TSR or its value fluctuates as the company’s common stock price increases or decreases.  Less than 20% of our chief executive officer’s compensation is fixed base salary that is not dependent on our stock price performance.  All other compensation is variable.

(1)                                 Compensation consists of 2016 base salary, 2016 annual incentive bonus and the grant date fair value of LTIP units and performance units granted in January and March 2016.  “At Risk” means the applicable compensation is either determined by or depends on TSR or its value fluctuates with our common stock price (as in the case of LTIP units subject to forfeiture).

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC.  The table sets forth the base salary and other compensation that was paid to or earned by the named executive officers in 2016.  With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with ASC Topic 718.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(4)	Total
Benjamin S. Butcher	2016	$525,000	$—	$1,647,014	$1,119,877	$389,162	$3,681,053
Chief Executive Officer, President and Chairman	2015	$521,635	$860,464	$4,724,946	$—	$389,427	$6,496,472
	2014	$515,000	$1,185,863	$1,706,239	$—	$259,157	$3,666,259
William R. Crooker(5)	2016	$296,876	$—	$552,587	$524,425	$88,087	$1,461,975
Chief Financial Officer, Executive Vice President and Treasurer
Geoffrey G. Jervis(6)	2016	$30,000	$—	$340,865	$47,666	$1,402,978	$1,821,509
Former Chief Financial Officer, Executive Vice President and Treasurer	2015	$360,000	$311,534	$834,811	$—	$208,022	$1,714,367
	2014	$180,000	$199,995	$1,541,997	$—	$102,880	$2,024,872

Stephen C. Mecke	2016	$309,000	$—	$553,324	$539,325	$123,724	$1,525,373
Chief Operating Officer and Executive Vice President	2015	$309,000	$377,034	$891,330	$—	$149,732	$1,727,096
	2014	$309,000	$432,625	$584,989	$—	$142,952	$1,469,566
Jeffrey M. Sullivan(7)	2016	$298,588	$—	$538,230	$354,953	$110,776	$1,302,537
Executive Vice President, General Counsel and Secretary	2015	$290,000	$296,555	$671,146	$—	$137,260	$1,394,961
David G. King	2016	$296,165	$—	$539,973	$305,848	$114,198	$1,256,184
Executive Vice President and Director of Real Estate Operations	2015	$272,950	$313,605	$807,604	$—	$129,933	$1,524,092
	2014	$272,950	$397,894	$516,741	$—	$117,146	$1,304,731

(1)                                  The annual base salary for Mr. Crooker increased to $300,000 effective January 26, 2016.  The annual base salaries for each of Messrs. Sullivan and King increased to $300,000 effective February 22, 2016.

(2)                                  For 2016, the combined amount to be shown in each of the “Bonus” and “Non-Equity Incentive Plan Compensation” columns equals the amount of the annual cash incentive bonus for each named executive officer. The amount shown in the “Bonus” column is the discretionary amount of the annual cash incentive bonus awarded to a named executive officer in excess of the formula-based amount of the annual cash incentive bonus.

(3)                                  For 2016, represents the total grant date fair value of LTIP units granted on January 8, 2016, and February 22, 2016, and performance units granted on March 8, 2016, under the Equity Incentive Plan, determined in accordance with ASC Topic 718. See Notes 7 and 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016, for a discussion of our accounting of LTIP units and performance units and the assumptions used.

The grant date fair values for the following named executive officers relating to 2016 LTIP unit awards granted on January 8, 2016, are as follows: Benjamin S. Butcher—$869,915; Geoffrey G. Jervis—$340,865; Stephen C. Mecke—$292,572; Jeffrey M. Sullivan—$274,578; and David G. King—$258,430.  The grant date fair values for the following named executive officers relating to 2016 LTIP unit awards granted on February 22, 2016 are as follows: William R. Crooker—$142,020; Jeffrey M. Sullivan—$9,464; and David G. King—$25,604.  The LTIP unit awards granted in

2016 vest over four years from the date of grant in equal installments on a quarterly basis, subject to continued service as an employee or director.

The grant date fair values for the named executive officers relating to 2016 performance unit awards granted on March 8, 2016, are as follows: Benjamin S. Butcher—$777,099; William R. Crooker—$268,543; Stephen C. Mecke—$260,752; Jeffrey M. Sullivan—$254,188; and David G. King—$255,939.  The maximum value of the 2016 performance unit awards assuming that the highest level of performance is achieved are as follows: Benjamin S. Butcher—$1,942,704; William R. Crooker—$671,346; Stephen C. Mecke—$651,862; Jeffrey M. Sullivan—$635,457; and David G. King—$639,844.

Prior to his appointment as our chief financial officer, executive vice president and treasurer, Mr. Crooker was granted 7,899 restricted shares of common stock with a grant date fair value of $142,024 on January 8, 2016.  The restricted shares of common stock vest over four years from the date of grant in equal installments on an annual basis, subject to continued service as an employee.

In connection with Mr. Jervis’s separation from our company in February 2016, all of his outstanding LTIP units with an aggregate value of approximately $1.7 million vested immediately.  In addition, Mr. Jervis remains eligible to receive a pro-rated award payment under the 2015 OPP.  Each of the LTIP unit award agreements and the 2015 OPP provided for acceleration of vesting; the awards were not modified in connection with the separation.  The grant date fair values of these awards have been reported in the “Stock Awards” column of our “Summary Compensation Table” for 2014 through 2016. The severance payments made to Mr. Jervis pursuant to his employment agreement or otherwise are described in more detail above under “Severance Arrangements with Geoffrey G. Jervis.”

(4)                                  All other compensation for 2016 represents amounts paid for health insurance premiums, 401(k) matching contributions, automobile/parking allowances, distributions on unvested units and severance payments, as follows:

Name	Insurance Premiums	401(K) Matching Contributions	Automobile/ Parking Allowances	Distributions on Unvested Units	Severance Payments	Total
Benjamin S. Butcher	$8,179	$7,950	$734	$372,299	$—	$389,162
William R. Crooker	$20,909	$7,950	$5,870	$53,358	$—	$88,087
Geoffrey G. Jervis	$3,485	$2,650	$480	$11,662	$1,384,701	$1,402,978
Stephen C. Mecke	$20,909	$7,950	$5,800	$89,065	$—	$123,724
Jeffrey M. Sullivan	$20,909	$7,950	$3,576	$78,331	$—	$110,766
David G. King	$20,909	$7,950	$5,800	$79,539	$—	$114,198

The severance payments made to Mr. Jervis pursuant to his employment agreement or otherwise are described in more detail above under “Severance Arrangements with Geoffrey G. Jervis.”

(5)                                  Mr. Crooker was appointed as our chief financial officer, executive vice president and treasurer on January 26, 2016.

(6)                                  Mr. Jervis’s employment began on July 1, 2014, and ended on February 25, 2016.

(7)                                  Mr. Sullivan became our executive vice president, general counsel and secretary on January 1, 2015.

2016 Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2016 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date
Name	Date of Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(3)	Fair Value(4)
Benjamin S. Butcher
Annual cash incentive bonus		$671,000	$975,000	$1,217,000
LTIP units	January 8, 2016							52,310	$869,915
Performance units	March 8, 2016				0	33,301	83,253		$777,099
William R. Crooker
Annual cash incentive bonus		$382,000	$446,000	$577,000
Restricted stock	January 8, 2016							7,899	$142,024
LTIP units	February 22, 2016							9,424	$142,020
Performance units	March 8, 2016				0	11,508	28,770		$268,543
Geoffrey G. Jervis(5)
Annual cash incentive bonus		$322,000	$386,000	$517,000
LTIP units	January 8, 2016							20,497	$340,865
Stephen C. Mecke
Annual cash incentive bonus		$356,000	$416,000	$622,000
LTIP units	January 8, 2016							17,593	$292,572
Performance units	March 8, 2016				0	11,174	27,935		$260,752
Jeffrey M. Sullivan
Annual cash incentive bonus		$279,000	$334,000	$369,000
LTIP units	January 8, 2016							16,511	$274,578
LTIP units	February 22, 2016							628	$9,464
Performance units	March 8, 2016				0	10,893	27,232		$254,188
David G. King
Annual cash incentive bonus		$210,000	$282,500	$321,500
LTIP units	January 8, 2016							15,540	$258,430
LTIP units	February 22, 2016							1,699	$25,604
Performance units	March 8, 2016				0	10,968	27,420		$255,939

(1)                                     For the year ended December 31, 2016, the compensation committee approved annual cash incentive bonuses for Messrs. Butcher, Crooker, Mecke, Sullivan and King of $1,119,877, $524,425, $539,325, $354,953 and $305,848, respectively.  For more information regarding the performance criteria for these annual cash incentive bonus awards, see “Executive Officer Compensation Discussion and Analysis—Key Elements of Executive Compensation—Cash Incentive Compensation Program.”

(2)                                     Equity incentive plan awards were made in the form of performance units.  At the end of the three-year measuring period, the performance units convert into shares of common stock at a rate depending on our TSR over the measuring period as compared to three different benchmarks and on the absolute amount of our TSR.  A recipient of performance units may receive as few as zero shares or as many as 250% of the number of target units, plus deemed dividends on earned shares.  For more information regarding the performance criteria for these performance unit awards, see “Executive Officer Compensation Discussion and Analysis—Key Elements of Executive Compensation—Equity Incentive Compensation Program—Performance Units.”

(3)                                     Stock awards were made in the form of LTIP units and restricted stock.  The LTIP units will vest over four years in equal installments on a quarterly basis beginning on March 31, 2016, subject to continued service as an employee or, as applicable, director.  The restricted shares of common stock will vest over four years in equal installments on an annual basis, subject to continued service as an employee.  For more information regarding the LTIP unit awards, see “Executive Officer Compensation Discussion and Analysis—Key Elements of Executive Compensation—Equity Incentive Compensation Program—LTIP Units.”

(4)                                     The amounts included in this column represent the full grant date fair value of the LTIP units, performance units and restricted shares of common stock, determined in accordance with ASC Topic 718.  See Notes 7 and 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016, for a discussion of our accounting of LTIP units and performance units and the assumptions used.

(5)                                     Pursuant to the terms and conditions of his employment agreement and the several award agreements, Mr. Jervis received a severance package from our company, including (i) a pro-rated annual cash incentive bonus for January 1, 2016, through February 25, 2016, of $47,666, and (ii) immediate vesting of all outstanding LTIP units on February 25, 2016. The severance payments made to Mr. Jervis pursuant to his employment agreement or otherwise are described in more detail above under “Severance Arrangements with Geoffrey G. Jervis.”

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2016.  No option awards were outstanding for the named executive officers as of December 31, 2016.  The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the grant date fair values determined in accordance with ASC Topic 718 or the compensation expense recognized in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016.  In addition, the number of unearned performance units in the equity incentive plan awards are the target amounts that may be earned pursuant to the awards. For more information regarding the threshold, target and maximum amounts with respect to equity incentive plan awards granted in 2016, see “— 2016 Grants of Plan-Based Awards.”

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested(1)	Market Value of Shares or Units That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) (4)
Benjamin S. Butcher	214,348	$5,116,487	33,301	$794,895
William R. Crooker	33,223	$793,033	11,508	$274,696
Geoffrey G. Jervis(5)	—	$—	—	$—
Stephen C. Mecke	41,885	$999,795	11,174	$266,723
Jeffrey M. Sullivan	48,776	$1,164,283	10,893	$260,016
David G. King	38,633	$922,170	10,968	$261,806

(1)                                 The following table summarizes the awards (time-based LTIP units and restricted stock) for which a portion of the awards remain unvested as of December 31, 2016. The table also provides information about the applicable vesting periods.

		Number of Units
	Grant Date	Granted to Named Executive Officers
Grant Date	Fair Value	Butcher	Crooker	Mecke	Sullivan	King	Vesting Periods
January 3, 2012	$11.38	68,180	—	38,960	—	25,080	Over five years in equal installments on a quarterly basis beginning on March 31, 2012
January 3, 2012	$11.89	—	9,590	—	—	—	Over five years in equal installments on an annual basis
January 3, 2013	$17.54	47,063	—	32,932	—	29,460	Over five years in equal installments on a quarterly basis beginning on March 31, 2013
January 3, 2013	$18.11	—	13,252	—	—	—	Over five years in equal installments on an annual basis
January 2, 2014	$19.29	88,452	—	30,326	—	26,788	Over five years in equal installments on a quarterly basis beginning on March 31, 2014
January 2, 2014	$20.13	—	12,254	—	—	—	Over five years in equal installments on an annual basis

		Number of Units
	Grant Date	Granted to Named Executive Officers
Grant Date	Fair Value	Butcher	Crooker	Mecke	Sullivan	King	Vesting Periods
October 27, 2014	$22.56	—	—	—	4,006	—	Over five years in equal installments on a quarterly basis beginning on December 31, 2014
October 27, 2014	$22.56	—	—	—	26,596	—	In one installment on the third anniversary of the grant date
January 12, 2015	$24.43	90,963	11,051	29,930	21,367	27,274	Over three years in equal installments on a quarterly basis beginning on March 31, 2015
May 4, 2015	$20.38	100,000	—	—	—	—	Over six years: one-half vests in one installment on the third anniversary of the grant date and the remaining amount vests in equal installments over the next three years
January 8, 2016	$16.63	52,310	—	17,593	16,511	15,540	Over four years in equal installments on a quarterly basis beginning on March 31, 2016
January 8, 2016	$17.98	—	7,899	—	—	—	Over four years in equal installments on an annual basis
February 22, 2016	$15.07	—	9,424	—	628	1,699	Over four years in equal installments on a quarterly basis beginning on March 31, 2016

(2)                                 Based on our common stock closing price of $23.87 on December 30, 2016.

(3)                                 On January 12, 2015, the named executive officers received awards under the 2015 OPP. The number and market or payout value of equity incentive plan awards is based on the amount that the named executive officers would have earned under the 2015 OPP if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from January 1, 2015, the first day of the performance period, through December 31, 2016.  Because the annualized TSR during this period was less than that required for the named executive officers to earn awards under the 2015 OPP, no amounts were reported for the number and market or payout value.  Pursuant to the terms of the severance arrangement, Mr. Jervis will be eligible to receive an award payment under the 2015 OPP in January 2018 for the pro-rated period from January 1, 2015, to February 25, 2016.

The following table summarizes the performance unit awards (at target amounts) for which a portion of the awards remain unearned and unvested as of December 31, 2016, assuming the performance unit awards are earned at the conclusion of the applicable measurement period. The table also provides information about the applicable vesting periods.

		Number of Performance Units
	Grant Date	Granted to Named Executive Officers
Grant Date	Fair Value	Butcher	Crooker	Mecke	Sullivan	King	Vesting Periods
March 8, 2016	$23.34	33,301	11,508	11,174	10,893	10,968	One half of earned shares vest immediately and one half vest on the first anniversary of the measurement period

(4)                                 For performance units, value is based on our closing price of $23.87 on December 30, 2016, and assumes that the named executive officers earn the target amounts of performance units. See footnote 3 above.

(5)                                 Pursuant to the terms of the severance arrangement, Mr. Jervis will be eligible to receive an award payment under the 2015 OPP in January 2018 for the pro-rated period from January 1, 2015, to February 25, 2016.

2016 Option Exercises and Stock Vested

The following table sets forth the aggregate number of LTIP units and restricted shares of common stock that vested in 2016.  The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of LTIP units or shares vesting.  The value realized is before payment of any applicable withholding tax and brokerage commissions.  No options were exercised by the named executive officers during 2016.

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Benjamin S. Butcher	87,773	$2,017,381
William R. Crooker	14,739	$301,385
Geoffrey G. Jervis(2)	100,679	$1,677,312
Stephen C. Mecke	36,534	$839,152
Jeffrey M. Sullivan	12,208	$281,974
David G. King	30,425	$700,658

(1)                                 Represents restricted shares of common stock and LTIP units that vested in 2016.  Restricted shares of common stock vest in equal installments on an annual basis.  LTIP units vest in equal installments on a quarterly basis on March 31, June 30, September 30, and December 31 of each year.  Vested LTIP units can be converted to common units in our operating partnership on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member’s capital account to the economic equivalent of the common unit.  During 2016, there was a material equity transaction in our operating partnership which resulted in an accretion of the member’s capital account to the economic value equivalent of the common units.  The LTIP units may be converted to common units.

(2)                                 Represents the vesting of outstanding LTIP units in accordance with the applicable award agreements in connection with Mr. Jervis’s separation from our company in February 2016. The LTIP units vested in full on February 25, 2016.  Value is based on the closing price of $16.66 on February 25, 2016.  The severance payments made to Mr. Jervis pursuant to his employment agreement or otherwise are described in more detail above under “Severance Arrangements with Geoffrey G. Jervis.”

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2016, relating to our equity compensation plans pursuant to which we grant options, restricted stock, LTIP units or other rights to acquire shares from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,576,516	—	1,156,578
Equity compensation plans not approved by security holders	—	—	—
Total	1,576,516	—	1,156,578

(1)                                 Consists entirely of LTIP units that, upon the satisfaction of certain conditions, are convertible into common units, which may then be redeemed for cash, or at our option, an equal number of shares of common stock, subject to certain restrictions.  There is no exercise price associated with LTIP units.

Potential Payments Upon Termination or Change in Control

Employment Agreements

We enter into employment agreements with each of the named executive officers. We believe that the employment agreements benefit us by helping to retain the executives and by requiring the executive officers to devote the necessary business attention and time to our affairs.  The terms of the employment agreements with Messrs. Butcher, Crooker, Mecke, Sullivan and King, respectively, expire May 4, 2018; February 25, 2018; April 20, 2018; December 31, 2017; and April 20, 2018; except that the term of each agreement renews automatically for successive one-year periods unless, not fewer than 60 days before the termination of the then existing term, either party provides notice of non-renewal to the other party.

Pursuant to the employment agreements, the named executive officers also are eligible to receive additional awards of LTIP units and other equity awards, subject to the terms of the Equity Incentive Plan (or other then effective incentive plan) and the applicable award agreement and the discretion of the compensation committee.  The employment agreements generally provide for immediate vesting of all outstanding equity-based awards held by the executive officers upon a change of control of us and their subsequent non-renewal within 12 months, termination of the executive officer’s employment by us without “cause” or by the executive officer for “good reason.”  In addition, each of Messrs. Butcher, Crooker, Mecke, Sullivan and King will be subject to a non-competition provision for the twelve-month period following any termination of employment other than a termination by us without “cause” or by the executive officer for “good reason.”  The employment agreements also provide for participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation and other related benefits.

The employment agreement with Mr. Butcher provides that upon the termination of his employment either by us without “cause” or by the executive officer for “good reason,” or in the event that following a change of control we or our successor gives him a notice of non-renewal within 12 months following the change of control, Mr. Butcher will be entitled to the following severance payments and benefits, subject to his execution of a general release in our favor:

•                  a lump-sum cash payment equal to three times the sum of (1) Mr. Butcher’s then-current annual base salary; and (2) the bonus paid to Mr. Butcher for the most recently completed fiscal year for which the amount of his bonus was determined;

•                  our direct-to-insurer payment of any group health or other insurance premiums that Mr. Butcher would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

•                  immediate vesting of all outstanding equity-based awards held by Mr. Butcher.

In addition, the employment agreement with Mr. Butcher provides that upon termination of his employment by his death or disability, Mr. Butcher will be entitled to receive his accrued and unpaid then-current annual base salary as of the date of his death or disability and the bonus pro-rated through the date of his death or disability.

The employment agreements with Messrs. Crooker, Mecke, Sullivan and King provide that upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” or in the event that following a change of control we or our successor gives the executive officer a notice of non-renewal within 12 months following the change of control, the executive officer will be entitled under his employment agreement to the following severance payments and benefits, subject to the executive officer’s execution of a general release in our favor:

•                  a lump-sum cash payment equal to two times the sum of (1) the executive officer’s then-current annual base salary; and (2) the bonus paid to the executive officer for the most recently completed fiscal year for which the amount of his bonus was determined;

•                  our direct-to-insurer payment of any group health premiums or other insurance that the executive officer would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

•                  immediate vesting of all outstanding equity-based awards held by the executive officer.

In addition, the employment agreements with Messrs. Crooker, Mecke, Sullivan and King provide that, upon termination of the officer’s employment by the officer’s death or disability, the officer will be entitled to receive his accrued and unpaid then-current annual base salary as of the date of his death or disability and the bonus pro-rated through the date of his death or disability.  Messrs. Crooker and Sullivan will also be entitled to receive our direct-to-insurer payment of any group health or other insurance premiums they would have otherwise been required to pay to obtain coverage  under our group health and other insurance plans for 18 months.

Pursuant to the employment agreements, Messrs. Butcher, Crooker, Mecke, Sullivan and King receive a monthly commuting and parking allowance of up to $500.

None of the employment agreements contains a Code Section 280G excise tax gross-up provision.

In some instances, the terms of the performance units and the 2015 OPP modify the provisions of the employment agreements that otherwise provide for full vesting of all equity awards upon certain terminations.  For example, in most terminations of employment, the performance units vest on a pro rata basis, rather than in full.

Accelerated Vesting of Equity Awards

LTIP Unit Agreements

Under the LTIP unit agreements, the vesting of unvested LTIP units is accelerated upon a change in control (as defined in the applicable agreements) or termination of employment by reason of death or disability.

Performance Unit Agreements

Under the performance award agreements, the awarding of unearned and unvested performance units is accelerated upon a change in control (as defined in the performance award agreements).  Upon a change in control of our company, the measuring period for the performance units ends, and performance is measured and the award calculated and made, without pro ration, based on TSR through the date of the change in control.  Upon a termination of a recipient’s employment by reason of death or disability, by the company without cause (as defined in the performance award agreement) or by the recipient for good reason (as defined in the performance award agreement), the measuring period for such recipient’s performance units ends, and performance is measured and the award calculated and made, after pro ration, based on the portion of the full measuring period elapsed, based on TSR through the date of termination.  Upon a termination of the recipient’s employment during the measuring period by the company for cause or by the recipient without good reason, the performance units terminate without any award of shares.

2015 OPP

Under the 2015 OPP, if a participant’s employment terminates for any reason other than cause (as defined in the 2015 OPP) before the end of the three-year measurement period, the participant’s award will be pro-rated to reflect the participant’s employment period through such date.  If a change in control (as defined in the 2015 OPP) occurs during the measurement period, the measurement period will end as of the date of the change of control, the threshold percentage and the target return (each as defined in the 2015 OPP) will be pro-rated based on the portion of the original three-year period then elapsed and the outperformance pool will be calculated and allocated among the award recipients in accordance with each individual’s percentage.  To have value, the 2015 OPP awards require our company to outperform absolute and relative return thresholds.  Such thresholds were not met as of December 31, 2016.

Termination Payment Table

The following table indicates the cash amounts and accelerated vesting that Messrs. Butcher, Crooker, Mecke, King, and Sullivan would be entitled to receive under various termination or change of control circumstances pursuant to the terms of their employment agreements and the applicable award agreements under the Equity Incentive Plan.  This table assumes that termination or change of control, as applicable, occurred on December 31, 2016.

Name and Termination or Change of Control Scenario	Cash Payment	Acceleration of Vesting of Equity Awards (1)(2)	Total
Benjamin S. Butcher
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$4,946,900	$5,770,310	$10,717,210
Accelerated vesting upon change of control(2)	$—	$7,078,004	$7,078,004
Notice of non-renewal within 12 months following change of control	$4,946,900	$7,078,004	$12,024,904
Death or disability(3)	$1,132,145	$5,770,310	$6,902,455
William R. Crooker
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,680,214	$1,018,963	$2,699,177
Accelerated vesting upon change of control(2)	$—	$1,470,869	$1,470,869
Notice of non-renewal within 12 months following change of control	$1,680,214	$1,470,869	$3,151,083
Death or disability(3)	$555,789	$1,018,963	$1,574,752
Stephen C. Mecke
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,728,014	$1,219,184	$2,947,198
Accelerated vesting upon change of control(2)	$—	$1,657,962	$1,657,962
Notice of non-renewal within 12 months following change of control	$1,728,014	$1,657,962	$3,385,976
Death or disability(3)	$539,325	$1,219,184	$1,758,509
Jeffrey M. Sullivan
Voluntary termination, retirement or involuntary termination for cause	$—	$—	—
Termination by company without cause or by employee for good reason	$1,341,270	$1,378,158	$2,719,428
Accelerated vesting upon change of control(2)	$—	$1,805,909	$1,805,909
Notice of non-renewal within 12 months following change of control	$1,341,270	$1,805,909	$3,147,179
Death or disability(3)	$386,317	$1,378,158	$1,764,475
David G. King
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,243,059	$1,137,501	$2,380,560
Accelerated vesting upon change of control(2)	$—	$1,568,211	$1,568,211
Notice of non-renewal within 12 months following change of control	$1,243,059	$1,568,211	$2,811,270
Death or disability(3)	$305,848	$1,137,501	$1,443,349

(1)                                 Amounts in this column reflect accelerated vesting of unvested LTIP units, performance units and restricted stock granted pursuant to the Equity Incentive Plan.  For purposes of this table, each LTIP unit, performance unit and restricted share of common stock was valued at $23.87, the closing price of our common stock on the NYSE on December 30, 2016.  To have value, the 2015 OPP awards require our company to outperform absolute and relative return thresholds.  Such thresholds were not met as of December 31, 2016.

(2)                                 For a discussion of the vesting of equity awards upon the occurrence of a change in control and certain termination triggering events, see “—Accelerated Vesting of Equity Awards” above.

(3)                                 Upon death of the named executive officer, the executive officer will receive a prorated bonus for services performed during the year.  The prorated bonus will be derived from the bonus paid in the previous fiscal year.  Under the equity award agreements, the vesting of unvested LTIP units and restricted stock and unearned and unvested performance units is accelerated at death or disability.  See “—Accelerated Vesting of Equity Awards” above.

PROPOSAL 3:  ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.  This is commonly known as a “say-on-pay” proposal or resolution.  At our 2012 annual meeting of stockholders held on May 7, 2012, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of the named executive officers.  A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the named executive officers every year, which was consistent with the recommendation of our board of directors.  Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board currently intends to hold a non-binding, advisory vote on the executive compensation program every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of the named executive officers at our 2018 annual meeting of stockholders.

Accordingly, we are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.

“—RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2017 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Officer Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us, it will provide information to us and the compensation committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of 2017 and beyond.

The earlier discussion of executive compensation under “Executive Officer Compensation Discussion and Analysis” and information disclosed in the compensation tables reflect executive compensation paid and grants awarded during the year ended December 31, 2016.

Following is a discussion of the role of certain components of our executive compensation program. We urge our stockholders to review the “Executive Officer Compensation Discussion and Analysis” and “Executive Officer Compensation Tables” sections of this proxy statement for more information.

We emphasize pay-for-performance with regard to cash compensation.  We believe that a significant portion of our executive officers’ cash compensation should be variable, at risk and tied to our near-term success and should align the interest of management with our stockholders.  Performance-based compensation motivates and rewards individual efforts and company success.

We believe that our equity compensation programs further align our executives’ interests with those of our stockholders.  We grant equity awards as a substantial component of our compensation program to reward long-term performance and further align the interests of management with those of our stockholders.  We use LTIP units and performance units as our equity incentive awards because these awards serve our objectives of promoting long-term equity ownership by executives, aligning the interests of executives with the interests of stockholders and enabling us to remain competitive with our peers in recruiting and retaining talented executives.  These awards tie our executive officers’ interests to those of long-term stockholders and serve to motivate our executives to lead us to achieve long-term financial goals that are expected to lead to increased stockholder value.  In addition, both LTIP unit and performance unit awards generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

We are committed to strong governance standards with respect to our compensation programs.  As part of its commitment to strong corporate governance and best practices, the compensation committee engaged and received advice on the compensation program from a third-party compensation consultant to supplement the committee’s collective knowledge and experience and provide important empirical compensation data.  The compensation committee meets as necessary to address compensation matters in a timely manner and reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business.  We believe that the severance protections we provide to the named executive officers are within market norms.  We further believe that the “double trigger” change-in-control cash severance benefits we provide properly incentivize our executive officers by providing appropriate protections against job loss without creating the potential for “single trigger” cash severance windfalls just for completing a transaction.  Moreover, our executive officers are not entitled to any excise tax gross-ups in connection with change in control payments.

The board of directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock and common units in our operating partnership for (i) each stockholder of our company that is known to us to be the beneficial owner of 5% or more of our common stock based upon filings made with the SEC, (ii) directors and named executive officers and (iii) all directors and named executive officers as a group as of the record date, March 6, 2017.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days.

Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of the executive officers or directors has pledged his shares of common stock as collateral.  Furthermore, unless otherwise indicated, the business address for each of the identified stockholders is our principal executive office, One Federal Street, 23rd Floor, Boston, Massachusetts 02110.

Name of Beneficial Owner	Number of Shares and/or Common Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Common Units(3)
BlackRock, Inc.(4)	7,806,656	9.5%	9.1%
The Vanguard Group—23-1945930(5)	11,326,158	13.8%	13.2%
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924(6)	5,423,115	6.6%	6.3%
Benjamin S. Butcher(7)	739,807	*	*
William R. Crooker(7)	83,298	*	*
Stephen C. Mecke(7)	273,258	*	*
Jeffrey M. Sullivan(7)	87,861	*	*
David G. King(7)	181,404	*	*
Virgis W. Colbert(8)	19,936	*	*
Jeffrey D. Furber(8)	72,115	*	*
Larry T. Guillemette(8)	52,005	*	*
Francis X. Jacoby III(8)	46,274	*	*
Christopher P. Marr(8)	31,769	*	*
Hans S. Weger(8)	51,443	*	*
All directors and executive officers as a group (11 persons)	1,639,170	2.0%	1.9%

*                                         Represents ownership of less than 1.0%.

(1)                                 Ownership consists of shares of common stock, common units and LTIP units. Subject to certain restrictions, common units may be redeemed for cash, or at our option, an equal number of shares of common stock.  Upon achieving parity with the common units and becoming “redeemable” in accordance with the terms of the partnership agreement of our operating partnership, LTIP units may be redeemed for cash, or at our option, an equal number of shares of common stock, subject to certain restrictions.

(2)                                 Based on 82,186,530 shares of common stock outstanding as of March 6, 2017.  In computing the percentage ownership of a person or group, we have assumed that the common units and LTIP units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units or LTIP units held by other persons are redeemed for shares of common stock, notwithstanding that not all of the LTIP units have vested to date.

(3)                                 Based on 85,811,621 shares of common stock and units outstanding as of March 6, 2017 on a fully-diluted basis, comprised of 82,186,530 shares of common stock, 1,998,190 common units and 1,626,901 LTIP units.

(4)                                 This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 17, 2017.  BlackRock, Inc., in its capacity as a parent holding company, is deemed to have sole power to vote or to direct the vote with respect to 7,329,228 shares of common stock and is deemed to have the sole power to dispose or direct the disposition with respect to 7,806,656 shares of common stock.  The business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)                                 The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 9, 2017.  The Vanguard Group—23-1945930 (“Vanguard Group”), in its capacity as an investment adviser, is deemed to have sole power to vote or to direct the vote with respect to 247,697 shares of common stock, is deemed to have shared power to vote or to direct the vote with respect to 86,803 shares of common stock, is deemed to have sole power to dispose or to direct the disposition with respect to 11,092,237 shares of common stock, and is deemed to have shared power to dispose or to direct the disposition with respect to 233,921 shares of common stock.  Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)                                 The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 14, 2017.  Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 (“Vanguard Funds”), in its capacity as an investment company, is deemed to have sole power to vote or to direct the vote with respect to 5,423,115 shares of common stock.  Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)                                 Includes 651,784, 51,920, 254,010, 82,061 and 181,040 LTIP units held by each of Messrs. Butcher, Crooker, Mecke, Sullivan and King, respectively, and 15,935 and 11,248 common units held by each of Messrs. Butcher and Mecke, respectively.  Not all of the LTIP units have vested.

(8)                                 Includes 13,098, 28,239, 28,239, 28,239, 20,829 and 28,239 LTIP units held by Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger, respectively.  Not all of these LTIP units have vested.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2016, the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a), except one sale by David G. King (for 9,550 shares of common stock) was reported on June 14, 2016, and the initial ownership report of Peter S. Fearey was corrected on February 14, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Agreements

In connection with our formation transactions and our initial public offering, we entered into a services agreement with STAG Investments II, LLC (“Fund II”) pursuant to which we managed its operations and properties, as set forth in greater detail below.

Fund II is a private, fully-invested fund that is pursuing an orderly liquidation of its assets, to be followed by dissolution of the fund.  We expect all assets to be sold or otherwise disposed of by December 31, 2017.  We have entered into a services agreement with Fund II on terms we believe to be customary, pursuant to which we manage its properties in return for an annual asset management fee based on the equity investment in such assets, which fee currently equals 1.25% of the equity investment.  The services agreement is terminable by either party on 30 days’ written notice.  Certain of our executive officers and their affiliates have direct or indirect interests in Fund II, including residual interests, or contingent profit interests, in Fund II and may receive portions of distributions from the assets of Fund II after return of capital and preferred returns to the equity investors in Fund II.

Review and Approval of Future Transactions with Related Persons

The board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K.  The policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest.  A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2018 annual meeting of stockholders must be received by the corporate secretary of the company no later than November 21, 2017 in order to be considered for inclusion in our proxy statement relating to the 2018 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2018 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 22, 2017, and on or before November 21, 2017.  If the 2018 annual meeting of stockholders is scheduled to take place before April 1, 2018, or after May 31, 2018, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2018 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2018 annual meeting of stockholders is first made public by our company.  Any such proposal should be mailed to: STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.  A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

By order of the board of directors:

JEFFREY M. SULLIVAN Executive Vice President, General Counsel and Secretary

Boston, Massachusetts

March 22, 2017

Appendix A

Non-GAAP Financial Measures

Funds From Operations

Funds from operations (“FFO”) should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles (“GAAP”)) as an indication of our performance, and we believe that to understand our performance further, FFO should be compared with our reported net income or net loss in accordance with GAAP, as presented in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016.

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO represents GAAP net income (loss), excluding gains (or losses) from sales of depreciable operating buildings, impairment write-downs of depreciable real estate, real estate related depreciation and amortization (excluding amortization of deferred financing costs and fair market value of debt adjustment) and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a supplemental performance measure because it is a widely recognized measure of the performance of REITs.  FFO may be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our buildings that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our buildings, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.  In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO.  FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of our FFO attributable to common stockholders and unit holders for the periods presented to net income (loss), the nearest GAAP equivalent.

	Year ended December 31,
Reconciliation of Net Income (Loss) to FFO (in thousands)	2016	2015
Net income (loss)	$35,588	$(29,345)
Rental property depreciation and amortization	125,182	110,241
Loss on impairments	16,845	29,272
Gain on the sales of rental property, net	(61,823)	(4,986)
FFO	$115,792	$105,182
Preferred stock dividends	(13,897)	(10,848)
Amount allocated to participating securities	(384)	(385)
FFO attributable to common stockholders and unit holders	$101,511	$93,949

A-1

Net Operating Income

We consider net operating income (“NOI”) to be an appropriate supplemental performance measure to net income because we believe it helps investors and management understand the core operations of our buildings. NOI is defined as rental revenue, including reimbursements, less property expenses and real estate taxes and insurance. NOI should not be viewed as an alternative measure of our financial performance since it excludes expenses which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI.

The following table sets forth a reconciliation of our net operating income for the periods presented to net income (loss), the nearest GAAP equivalent.

	Year ended December 31,
Reconciliation of Net Income (Loss) to NOI (in thousands)	2016	2015
Net income (loss)	$35,588	$(29,345)
Asset management fee income	(210)	(379)
General and administrative	33,395	28,750
Property acquisition costs	4,567	4,757
Depreciation and amortization	125,444	110,421
Interest income	(10)	(9)
Interest expense	42,923	36,098
Loss on impairments	16,845	29,272
Loss on extinguishment of debt	3,261	—
Other expenses	1,149	1,048
Gain on the sales of rental property, net	(61,823)	(4,986)
Corporate sublease rental income	—	(187)
Net operating income	$201,129	$175,440

A-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. STAG INDUSTRIAL, INC. One Federal Street, 23rd Floor Boston, MA 02110 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Benjamin S. Butcher 06 Christopher P. Marr 02 Virgis W. Colbert 07 Hans S. Weger 03 Jeffrey D. Furber 04 Larry T. Guillemette 05 Francis X. Jacoby III The Board of Directors recommends you vote FOR proposals 2 and 3. 2The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017. 3The approval, by non-binding vote, of executive compensation. For 0 0 Against 0 0 Abstain 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000320833_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com STAG INDUSTRIAL, INC. Annual Meeting of Stockholders May 1, 2017 1:30 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen C. Mecke and Jeffrey M. Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of STAG INDUSTRIAL, INC. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at 1:30 PM, EDT on May 1, 2017, at the offices of DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, MA and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side 0000320833_2 R1.0.1.15